UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

DEALERTRACK TECHNOLOGIES, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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April 30, 2013

Dear Stockholder:

On behalf of the board of directors and management of Dealertrack Technologies, Inc., I invite you to attend our Annual Meeting of Stockholders. The meeting will be held on June 11, 2013, at 11:00 a.m. local time, at Dealertrack Technologies, Inc. Corporate Headquarters, 1111 Marcus Avenue, Suite M04, Lake Success, New York 11042.

The details of the business to be conducted at the Annual Meeting are provided in the attached Notice of the Annual Meeting of Stockholders and in the attached Proxy Statement.

It is important that your stock is represented, regardless of the number of shares you hold. After reading the enclosed Proxy Statement, please vote your proxy in accordance with the instructions provided.

If you have any questions about the meeting, please contact our Investor Relations Department at (888) 450-0478.

We look forward to seeing you at the Annual Meeting.

Sincerely,

Mark F. O’Neil
Chairman of the Board,
President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date:	June 11, 2013
Time:	11:00 a.m. local time
Location:	Dealertrack Technologies, Inc. 1111 Marcus Ave, Suite M04 Lake Success, New York 11042
Purpose of the Meeting:

(1)

To elect the three nominees named in the attached Proxy Statement as directors on the board of directors for three-year terms as Class II directors to serve until our 2016 Annual Meeting of Stockholders or until their successors are elected;

(2) To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013;
(3) To approve on an advisory basis the compensation of our executive officers;
(4) To transact other business that properly may come before the Annual Meeting or any adjournments or postponements of the meeting.
Record Date:	April 23, 2013. You are eligible to vote if you were a stockholder of record at the close of business on this date.
Voting Methods:	By Mail In Person Via the Internet
Importance Of Vote:	Submit a proxy as soon as possible to ensure that your shares are represented.
Voting promptly will ensure that we have a quorum at the Annual Meeting and will save us proxy solicitation expenses.

By Order of the Board of Directors,

Gary N. Papilsky
Secretary

Lake Success, New York
April 30, 2013

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 11, 2013.
The Proxy Statement and Annual Report on Form 10-K are available on our website at
http://ir.dealertrack.com/proxy.cfm

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DEALERTRACK TECHNOLOGIES, INC.
1111 Marcus Ave., Suite M04
Lake Success, New York 11042

PROXY STATEMENT

For the Annual Meeting of Stockholders
to be held June 11, 2013

GENERAL INFORMATION

INFORMATION ABOUT THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS

As we have done in previous years, we are providing access to our proxy materials, including our Proxy Statement and Annual Report on Form 10-K, via the Internet rather than mailing a printed copy to each stockholder. This reduces the amount of paper necessary to produce these materials, as well as the costs associated with mailing these materials to all stockholders. Accordingly, on or about April 26, 2013 we began mailing a Notice of Internet Availability of Proxy Materials (the “Notice”) to some of our stockholders and posted our proxy materials on the website referenced in the Notice ( http://ir.dealertrack.com/proxy.cfm). As more fully described in the Notice, stockholders may choose to access our proxy materials on the website referred to in the Notice or may request to receive a printed set of our proxy materials. In addition, the Notice and website provide information regarding how you may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis.

THE ANNUAL MEETING

Our board of directors is soliciting proxies to be used at our Annual Meeting of Stockholders to be held on June 11, 2013. This Proxy Statement, the accompanying Notice of Annual Meeting of Stockholders and form of proxy are being made available to our stockholders on or about April 30, 2013.

PURPOSE OF THE MEETING

The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying Notice of Annual Meeting. The proposals are described in more detail in this Proxy Statement.

INFORMATION CONCERNING VOTING AND SOLICITATION OF PROXIES

WHO CAN VOTE

Only stockholders of record at the close of business on April 23, 2013 may vote at the Annual Meeting. As of April 15, 2013, there were 43,488,354 shares of our common stock outstanding.

HOW YOU CAN VOTE

Stockholders of Record.  If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you are considered a stockholder of record with respect to those shares, and the Notice or proxy materials, including the Proxy Statement and proxy card, were sent directly to you by the company.

Street Name Holders.  If you hold your shares in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in “street name.” The Notice or proxy materials, including the Proxy Statement and voting instruction card, were forwarded to you by the bank or broker holding your account, which is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct that bank or broker on how to vote the shares held in your account.

You may vote using one of the following methods:

•	By Mail. If you received proxy materials by mail, you may vote your shares by mail by marking your proxy card, dating, signing and returning it in the postage-paid envelope provided. If you received a Notice, you may request a proxy card at any time by following the instructions on the Notice. If you are a street name holder, you will receive instructions on how you may vote from your bank or broker, unless you previously enrolled in electronic delivery.
•	In Person. If you are a stockholder of record, you may vote your shares in person by attending the Annual Meeting. If you are a street name holder, you may vote in person at the Annual Meeting if you have a legal proxy from the bank or broker that holds your shares. A legal proxy is a bank’s or broker’s authorization for you to vote the shares it holds in its name on your behalf.
•	Via The Internet. If you received proxy materials by mail, you also can vote through the Internet using the procedures and instructions described on the proxy card. If you received a Notice, you can vote through the Internet using the procedures and instructions described on the Notice. Street name holders may vote by Internet if their bank or broker makes those methods available, in which case the bank or broker will enclose the instructions with the proxy materials.

If the bank or broker that holds your shares does not have discretion to vote shares held in street name on a particular proposal and does not receive voting instructions on how to vote those shares, the bank or broker may return the proxy card without voting on that proposal. This is generally referred to as a “broker non-vote.” Your bank or broker generally may vote without instructions on routine matters such as the ratification of our independent registered public accounting firm. Your bank or broker generally may not vote without instructions on non-routine matters such as the election of directors, executive compensation and amendment of our certificate of incorporation.

All shares that have been voted properly by an unrevoked proxy will be voted at the Annual Meeting in accordance with your instructions. If you sign your proxy card or vote via the Internet, but do not give voting instructions, the shares represented by that proxy will be voted as our board of directors recommends.

If any other matters are brought properly before the Annual Meeting, the persons named as proxies in the proxy card materials will have the discretion to vote on those matters for you. As of the date of this Proxy Statement, we did not know of any other matter to be raised at the Annual Meeting.

HOW YOU CAN ACCESS THE PROXY MATERIALS FOR THE ANNUAL MEETING

Stockholders may access the proxy materials, which include the Notice of Annual Meeting, Proxy Statement (including a form of proxy card) and Annual Report on Form 10-K for the year ended December 31, 2012, on the Internet at http://ir.dealertrack.com/proxy.cfm. We will also provide a hard copy of any of these documents free of charge upon request, which may be sent to Investor Relations, Dealertrack Technologies, Inc., 1111 Marcus Ave., Suite M04, Lake Success, NY 11042, submitted via the form set forth on our Investor Relations site at http://ir.dealertrack.com/contactus.cfm or submitted by calling our Investor Relations department at (888) 450-0478.

Instead of receiving future copies of our proxy materials by mail, you can elect to receive an e-mail that will provide electronic links to these documents. Opting to receive your proxy materials online will save the cost of producing and mailing documents to your home or business, will give you an electronic link to the proxy voting site and will help preserve environmental resources.

Stockholders of Record.  If you vote on the Internet at www.proxyvote.com, simply follow the prompts for enrolling in the electronic proxy delivery service. You also may enroll in the electronic proxy delivery service at any time by going directly to http://ir.dealertrack.com/proxy.cfm and following the enrollment instructions.

Street Name Holders.  If you hold your shares in a bank or brokerage account, you also may have the opportunity to receive the proxy materials electronically. Please check the information provided in the proxy materials you receive from your bank or broker regarding the availability of this service.

Your election to receive proxy materials by email will remain in effect until you terminate it.

HOW TO REVOKE YOUR PROXY OR CHANGE YOUR VOTE

You can revoke your proxy or change your vote before your proxy is voted at the Annual Meeting by:

•	If you are a stockholder of record, giving written notice of revocation to: Secretary, Dealertrack Technologies, Inc., 1111 Marcus Ave., Suite M04, Lake Success, NY 11042;
•	Submitting another timely proxy or voting instruction card with a later date by mail;
•	Voting again over the Internet prior to 11:59 p.m., Eastern Time, on June 10, 2013 (or, if you are a street name holder, such earlier time as your bank or broker may direct); or
•	Attending the Annual Meeting and voting in person. If your shares are held in street name, to vote at the Annual Meeting you must obtain a proxy executed in your favor from the holder of record. Attendance at the Annual Meeting will not, by itself, revoke your prior proxy.

HOW MANY VOTES YOU HAVE

Each stockholder has one vote for each share of common stock that he or she owned on the record date for all matters being voted on.

QUORUM

A quorum is constituted by the presence, in person or by proxy, of holders of our common stock representing a majority of the aggregate number of shares of common stock entitled to vote. Abstentions and broker non-votes will be considered present to determine the presence of a quorum. If a quorum is not present, the Annual Meeting will be adjourned until a quorum is obtained.

VOTES REQUIRED

Election of Directors.  The three nominees for director receiving the highest vote totals will be elected. Abstentions and broker non-votes will have no effect on the election of directors.

Ratification of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm.  To pass, this proposal must receive a “for” vote of a majority of the votes present and entitled to vote in person or by proxy at the Annual Meeting. Abstentions will have the effect of a vote against the ratification of our independent registered public accounting firm.

Advisory Vote on Compensation of Our Executive Officers.  The affirmative vote of a majority of the votes present and entitled to vote in person or by proxy at the Annual Meeting is required to adopt this advisory resolution. Since this proposal is advisory in nature, the results of this vote are not binding on the board of directors. However, the board of directors will consider the results of this advisory vote when considering future executive compensation decisions. Abstentions will have the effect of a vote against adoption of the advisory resolution. Broker non-votes will have no effect on this proposal.

ATTENDING THE ANNUAL MEETING

Stockholders of Record.  If you are a stockholder of record and received a Notice, the Notice is your admission ticket. If you are a stockholder of record and received proxy materials by mail, your admission ticket is attached to your proxy card. You will need to bring the Notice or the admission ticket and valid photo identification with you in order to be admitted to the Annual Meeting.

Street Name Holders.  If you hold your shares in street name, bring your most recent brokerage statement or a letter from your broker or other nominee and valid photo identification with you to the Annual Meeting. We will use that statement or letter to verify your ownership of common stock and admit you to the Annual Meeting; however, you will not be able to vote your shares at the Annual Meeting without a legal proxy from your bank or broker.

PROPOSAL ONE:
ELECTION OF
DIRECTORS

GENERAL INFORMATION ABOUT OUR BOARD OF DIRECTORS

Each of our directors is elected for a three-year staggered term. The eight members of our board of directors are divided into three classes: Class I, Class II and Class III. One class of directors is elected at each Annual Meeting. The following table shows our current directors, when the term of each class of directors expires and how each director is classified:

Class	Directors
Class II: Term expires 2013 and every three years thereafter	Ms. Lane and Messrs. McDonnell and Zwarenstein
Class III: Term expires 2014 and every three years thereafter	Ms. Cirillo-Goldberg and Messrs. O’Neil and Payne
Class I: Term expires 2015 and every three years thereafter	Messrs. Foy, Power and Tischler

NOMINEES

The three nominees are listed below. If any nominee is unable or declines unexpectedly to stand for election as a director at the Annual Meeting, proxies will be voted for a nominee designated by the present board of directors to fill the vacancy. Each person elected as a director will continue to be a director until the 2016 Annual Meeting or until a successor has been elected.

RECOMMENDATION OF OUR BOARD OF DIRECTORS

Our board of directors recommends that you vote FOR the election of each nominee listed below:

•	Ann B. Lane
•	John J. McDonnell, Jr.
•	Barry Zwarenstein

None of our directors or executive officers is related to another director or executive officer by blood, marriage or adoption. Mark F. O’Neil’s employment agreement provides that he shall serve as Chairman of the Board during the term of his agreement. Howard L. Tischler was initially appointed to our board of directors pursuant to a stockholders’ agreement, which terminated on our initial public offering and is no longer in effect. There are no other arrangements between any director or nominee and any other person pursuant to which the director or nominee was selected.

INFORMATION ABOUT NOMINEES FOR ELECTION AS CLASS II DIRECTORS

Ann B. Lane, 58, has served on our board of directors since July 2007. From April 2000 to January 2005, Ms. Lane was Managing Director, Co-Head of Syndicated & Leveraged Finance and Head of Bank Loan Capital Markets at JPMorgan. From 1997 to 2000, Ms. Lane was Managing Director and Global Co-Head of Bank Loan Syndications at Citigroup Inc. From 1995 to 1997, Ms. Lane was Global Industry Head, Aviation and Defense at Citigroup Inc., and from 1982 to 1995, Ms. Lane held a number of senior level positions at Citigroup, including Global Head of Corporate Debt Restructuring. Ms. Lane has been a Board Member of Musical Masterworks in Old Lyme, Connecticut since 2005 and was an Advisory Board Member of the New York City Ballet from 2005 to 2008. Ms. Lane holds a BS in Economics from the University of California at Berkeley. Our board of directors has determined that Ms. Lane’s independence, qualification as an audit committee financial expert and extensive experience as a banking executive, qualify her to serve as a member of our board of directors.

John J. McDonnell, Jr., 75, has served on our board of directors since July 2005. Mr. McDonnell has been Chief Executive Officer and a Director of Phoenix Managed Networks, a privately held payments company, since February 2010. Prior to joining Phoenix, he served as Chief Executive Officer and a Director of ExaDigm, Inc., a leading innovator of modular IP-based technology, from October 2008 until February 2010. Mr. McDonnell is the founder of TNS, Inc., a leading provider of data communications services to processors of credit card, debit card and ATM transactions worldwide. Mr. McDonnell served as Chairman and Chief Executive Officer of Transaction Network Services, Inc. from April 2001 to September 2006. Previously, he served as chairman and CEO of PaylinX Corp., a software provider for transaction processing, from November 1999 until it was sold to CyberSource Corp. in September 2000. He remained a director of CyberSource until its sale to VISA in 2010. Prior to that, Mr. McDonnell was President, Chief Executive Officer and a director of Transaction Network Services, Inc. from the time he founded the company in 1990. Mr. McDonnell is also a founder and director of the Electronic Funds Transfer Association. He was the recipient of KPMG Peat Marwick LLP’s 1997 High Tech Entrepreneur Award and the Rensselaer Polytechnic Institute 2002 Entrepreneur of the Year Award. Mr. McDonnell holds a BS in Electrical Engineering from Manhattan College, an MSEE from Renssalaer Polytechnic Institute and an Honorary Doctorate of Humane Letters from Marymount University. Our board of directors has determined that Mr. McDonnell’s independence, experience as a chairman and chief executive officer of a public company and experience with companies providing transaction processing services and network services, qualify him to serve as a member of our board of directors.

Barry Zwarenstein, 64, has served on our board of directors since November 2007. Since January 2012, Mr. Zwarenstein has been Chief Financial Officer of Five9, Inc., a provider of virtual call center software. From September 2008 through November 2011, Mr. Zwarenstein served as Senior Vice President and Chief Financial Officer of SMART Modular Technologies, Inc. From June 2004 through August 2008, Mr. Zwarenstein served as Executive Vice President and Chief Financial Officer for VeriFone Holdings, Inc. Prior to joining VeriFone, Mr. Zwarenstein served as Chief Financial Officer of Iomega Corporation from November 2001 to June 2004, of Mellanox Technologies Limited from January 2001 to June 2001, of Acuson Corporation from October 1998 to December 2000 and of Logitech S.A. from July 1996 to September 1998. Mr. Zwarenstein started his career at FMC Corporation, where he held a variety of financial positions, including, at the time of his departure, Chief Financial Officer for FMC Europe in Brussels, Belgium. Mr. Zwarenstein received a Bachelor of Commerce degree from the University of Natal, South Africa and an M.B.A. from the Wharton School at the University of Pennsylvania. He is qualified as a Chartered Accountant (South Africa). Our board of directors has determined that Mr. Zwarenstein’s independence, qualification as an audit committee financial expert and experience as a chief financial officer of various public companies, qualify him to serve as a member of our board of directors.

INFORMATION ABOUT THE MEMBERS OF OUR BOARD OF DIRECTORS WHOSE TERMS OF OFFICE DO NOT EXPIRE AT THE ANNUAL MEETING

Class III Directors (terms expire at the 2014 Annual Meeting)

Mary Cirillo-Goldberg, 65, has served on our board of directors since December 2002, and served as lead director from May 2005 to April 2006. Since September 2003, Ms. Cirillo-Goldberg has served as an advisor to Hudson Venture Partners, L.P., a venture capital fund. Ms. Cirillo-Goldberg served as the Chairman and Chief Executive Officer of OPCENTER, LLC, a privately held company that provides help desk, e-commerce and network operations services, from March 2000 to September 2003. From June 1997 through March 2000, she served as Executive Vice President and Managing Director of Bankers Trust Corporation. Ms. Cirillo-Goldberg currently serves as a director of two other public companies: ACE Limited (since 2006) and Thomson Reuters Corporation (since 2005), and served as a director of Health Care Property Investors from 2004 through 2007, Cisco Systems, Inc. from 1998 through 2001, Quest Diagnostics, Inc. from 1996 through 2004 and GlobalServe Corporation, a private company, from 2003 through 2006. Our board of directors has determined that Ms. Cirillo-Goldberg’s independence and experience as a director of various public companies, as well as her prior experience as a chief executive officer, qualify her to serve as a member of our board of directors.

Mark F. O’Neil, 54, has served as our Chairman of the Board, President and Chief Executive Officer since May 2005 and has served as a member of the board of directors since August 2001. From August 2001 to May 2005, Mr. O’Neil served as our Chief Executive Officer and President. Mr. O’Neil began his career at Intel Corporation, where he first developed knowledge of the technology industry. He subsequently worked for McKinsey & Co. before moving to the automotive industry in the late 1980s. His experience in the automotive industry includes serving as President of Ertley MotorWorld, a dealer group based in Pennsylvania. From this traditional retail dealer group, Mr. O’Neil went on to co-found and lead the development and rollout of CarMax, Inc., a publicly-held used automobile retailer. From June 2000 through January 2001, Mr. O’Neil was President and Chief Operating Officer of Greenlight.com, an online automotive sales website. Mr. O’Neil is a director of Chrome Data Solutions LP, Chrome Data Operating, LLC and AutoChrome Company, each of which Chrome Systems, Inc., a wholly-owned subsidiary of Dealertrack Technologies, Inc., owns 50%. Mr. O’Neil also serves as a director of DealerTire LLC, a privately held company. Mr. O’Neil holds a BS in Industrial Engineering from Worcester Polytechnic Institute and an MBA from Harvard Business School. Our board of directors has determined that Mr. O’Neil’s experience as our Chairman of the Board, President and Chief Executive Officer as well as his experience in the automotive retail industry provide him with extensive insight into our operations and qualify him to serve as Chairman of the Board.

Joe Payne, 48, has served on our board of directors since April 2013. From January 2007 through March 2013, Mr. Payne was Chief Executive Officer of Eloqua, an industry leader in the development of information technology solutions for marketing organizations, which was purchased in February 2013 by, and is now a wholly-owned subsidiary of, Oracle. Prior to joining Eloqua, Mr. Payne was President and COO of iDefense, a VeriSign security intelligence company, from April 2005 to October 2006. Previously, he was President and CEO of eSecurity Inc., a software company, and President and CEO of eGrail, Inc., a content-management software company. Mr. Payne also served as Chief Marketing Officer at MicroStrategy Inc., an enterprise software company, and President and CEO of the Telecommunications Division of InteliData Technologies. Mr. Payne serves on the Board of Directors of FirstFocus and St. Columbia’s Nursery School. Mr. Payne holds a BA in Public Policy Studies from Duke University and an MBA from the Fuqua School of Business, Duke University. Our board of directors has determined that Mr. Payne’s independence, experience as a chief executive officer of a public company and experience with numerous software companies qualify him to serve as a member of our board of directors.

Class I Directors (terms expire at the 2015 Annual Meeting)

James Foy, 66, has served on our board of directors since September 2008. Mr. Foy joined Talend Inc., a privately-held company, as Executive Chairman in February 2013 and now also serves as CEO. Mr. Foy was President and Chief Executive Officer of privately held Aspect Software, Inc. and two predecessor companies (Concerto Software, Inc. and Davox Corporation) from 2001 to 2012. In 1991, he founded Constellation Software, Inc., a technology company, and served as its President and Chief Executive Officer for three years. In 1994, Constellation was acquired by VMark Software, Inc. a predecessor company of Ardent Software, which was subsequently acquired by Informix Corp. Mr. Foy remained with the surviving companies in a variety of senior executive positions including President of Informix until IBM acquired Informix in 2001. Earlier in his career, he was with Prime Computer, Inc. and International Computers Limited (ICL). Mr. Foy serves on the boards of directors of privately held Kalido Inc and Livelook Inc. From 2006 through 2008, Mr. Foy served on the board of directors of Plant/CML, a privately held company that provides crisis communications and response technologies. Our board of directors has determined that Mr. Foy’s independence and experience as the chief executive officer of numerous software companies qualify him to serve as a member of our board of directors.

James David Power III, 81, has served on our board of directors since June 2002. Mr. Power has spent more than 35 years at, is a founder of and, from 1996 until April 2005, served as the Chairman of the Board of J.D. Power and Associates, a marketing information firm. Mr. Power served as a director of IMPCO Technologies, Inc., a public company, which supplies alternative fuel products to the transportation, industrial and power generation industries, from 2000 to 2008. In 1992, Mr. Power was a recipient of the Automotive Hall of Fame’s Distinguished Service Citation, awarded each year to seven of the industry’s most accomplished leaders. Mr. Power holds honorary doctorate degrees from College of the Holy Cross, California Lutheran University, California State University, Northridge and College Misericordia. He also serves as an adjunct professor of marketing at California State University, Northridge. Mr. Power holds a BA from the College of the Holy Cross and an MBA from The Wharton School at the University of Pennsylvania. Our board of directors has determined that Mr. Power’s independence and experience founding and building the marketing information firm, J.D. Power and Associates, as well as his extensive experience in the automotive industry, qualify him to serve as a member of our board of directors.

Howard L. Tischler, 59, has served as lead director since April 2006 and on our board of directors since March 2003. Since January 2009, Mr. Tischler has been employed as Chairman and CEO of Enfocel, LLC, a management and online marketing consulting firm. From September 2005 through December 2008, Mr. Tischler was employed by First Advantage Corporation, where he served as Group President of First Advantage Dealer Services. From 2001 until September 2005, Mr. Tischler was President and Chief Executive Officer of First American Credit Management Solutions, Inc., or CMSI, which was a subsidiary of The First American Corporation, as well as Teletrack, Inc. From 1999 until our acquisition of Credit Online, Inc. from CMSI in 2003, Mr. Tischler was President and Chief Executive Officer of Credit Online. Mr. Tischler currently serves on the Engineering Advisory Board at George Washington University. He holds a BS in Mathematics from the University of Maryland and an MS in Engineering and Operations Research from The George Washington University. Our board of directors has determined that Mr. Tischler’s independence, experience as President and Chief Executive Officer of Credit Online, Inc., an early entrant into Dealertrack’s industry, as well as his extensive experience with First Advantage Dealer Services and CMSI, have provided him with wide knowledge of our industry and qualify him to serve as a member of our board of directors.

BOARD MEETINGS HELD DURING 2012

Our board of directors held eight meetings during 2012 and acted three times by written consent. During 2012, each director attended at least 80% of the board of directors and committee meetings held while such director served as a director and committee member. At each regular meeting of the board of directors, the non-management directors met in executive session with our lead director presiding.

BOARD INDEPENDENCE

The Nominating and Corporate Governance Committee and our board of directors annually assess the independence of the non-management directors by reviewing the financial and other relationships between the directors and the company. This review is designed to determine whether these directors are independent under the criteria established by the NASDAQ Stock Market (“NASDAQ”) for independent board of directors members. The Nominating and Governance Committee and our board of directors have determined that all of our non-management directors (i.e., directors other than Mr. O’Neil) qualify as independent under those standards.

In determining the independence of the following board of directors member, the board of directors considered the following relationship in addition to those addressed by the board of directors’ standards of independence:

Jack McDonnell, one of our directors, is a director of a company that we have entered into a license agreement under which we paid approximately $85,000 in fees during 2012. Mr. McDonnell is also the managing member and 45% percent owner of an investment vehicle which owns a 1/3 interest in this licensor. We are currently in negotiations to enter into an additional license agreement with this licensor in connection with supporting one of our customer’s major initiatives that is expected to result in our paying this licensor approximately $2.2 million in implementation and licensing fees during 2013 as well as provide for additional fees on a per transaction basis. We believe this agreement to be on similar terms as would have been negotiated with any other third party. A majority of the fees above represent a pass through of fees from our customer to the licensor with our making a percentage markup on the ongoing transaction fees.

The board of directors determined that this relationship would not interfere with the director’s independent judgment.

BOARD LEADERSHIP STRUCTURE

Mark O’Neil serves as both Chairman of the Board and Chief Executive Officer. The board of directors believes that having Mr. O’Neil serve in both capacities is in the best interests of the company and its stockholders because it enhances communication between the board of directors and management and allows Mr. O’Neil to more effectively execute the company’s strategic initiatives and business plans and confront its challenges. Mr. O’Neil possesses detailed and in-depth knowledge of the issues, opportunities and challenges facing the company and is best positioned to develop agendas that ensure that the board of directors’ time and attention are focused on the most critical matters. Mr. O’Neil’s employment agreement provides that he shall serve as the Chairman of the Board during the term of his agreement. The board of directors believes that the appointment of an independent Lead Director to lead regular executive sessions of the non-management directors, along with the board of directors’ strong committee system and substantial majority of independent directors, allow it to maintain effective oversight of management. The board of directors has designated Mr. Tischler as the Lead Director since 2006.

BOARD OVERSIGHT OF RISK

Our board of directors oversees our management, which is responsible for the day-to-day issues of risk management. Our board of directors’ committees assist the board of directors in fulfilling its oversight responsibilities in certain areas of risk. The Audit Committee focuses on financial risk, including the areas of financial reporting, internal controls, and compliance with legal and regulatory requirements. The Compensation Committee assists the board of directors in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs. The Nominating and Governance Committee manages non-financial business risk, as well as risks associated with corporate governance, board of directors organization, membership and structure. In addition, members of management may report directly to the board of directors on significant risk management issues.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Stockholders and other interested parties may communicate with any of our directors, including our non-management directors, by writing to them c/o Secretary, Dealertrack Technologies, Inc., 1111 Marcus Ave., Suite M04, Lake Success, NY 11042. Our Secretary will forward all correspondence to the board of directors, except for spam, junk mail, mass mailings, product complaints or inquiries, job inquiries, surveys, business solicitations or advertisements, or patently offensive or otherwise inappropriate material. Our Secretary may forward certain correspondence, such as product-related inquiries, elsewhere within the company for review and possible response.

DIRECTOR ATTENDANCE AT ANNUAL MEETING

Our board of directors’ policy regarding director attendance at the Annual Meeting is that they are welcome to attend, and that we will make all appropriate arrangements for directors who choose to attend. Mr. O’Neil attended our 2012 Annual Meeting.

CODE OF BUSINESS CONDUCT AND ETHICS

We have adopted a “code of ethics,” as defined by regulations promulgated under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, that applies to all of our directors and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A current copy of our Code of Business Conduct and Ethics is available on our website at www.dealertrack.com. A copy of our Code of Business Conduct and Ethics may also be obtained, free of charge, from us upon request directed to: Dealertrack Technologies, Inc., 1111 Marcus Avenue, Suite M04, Lake Success, NY 11042, Attention: Investor Relations. We intend to disclose any amendment to or waiver of a provision of the Code of Business Conduct and Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions, by posting such information on our website at ir.dealertrack.com/governance.cfm.

COMMITTEES

Our board of directors has four standing committees: Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee, and Investment Committee. All committee members are non-management directors who, in the opinion of our board of directors, are independent as defined under applicable NASDAQ listing standards. Our board of directors has approved a written charter for each committee which is available at ir.dealertrack.com/governance.cfm.

Audit Committee.  Our Audit Committee consists of Ms. Lane and Messrs. Zwarenstein and McDonnell. Mr. Zwarenstein serves as chairperson of the Audit Committee. Our board of directors has determined that each member of the Audit Committee is independent and that Ms. Lane and Mr. Zwarenstein are each audit committee financial experts, as defined by Securities and Exchange Commission (SEC) rules, and have financial sophistication, in accordance with the applicable NASDAQ listing standards. During 2012, the Audit Committee held nine meetings. The purpose of the Audit Committee is to oversee our accounting and financial reporting processes and the audits of our financial statements. The Audit Committee’s responsibilities include assisting our board of directors in its oversight and evaluation of:

•	the integrity of our financial statements;
•	the independent registered public accounting firm’s qualifications and independence; and
•	the performance of our independent registered public accounting firm.

The Audit Committee has the sole and direct responsibility for appointing, evaluating and retaining our independent registered public accounting firm and for overseeing their work. All audit and non-audit services, other than de minimis non-audit services, to be provided to us by our independent registered public accounting firm must be approved in advance by our Audit Committee. The Audit Committee also reports to stockholders as required by the SEC (please see page 13).

Compensation Committee.  We have a Compensation Committee consisting of Ms. Cirillo-Goldberg and Messrs. Foy and McDonnell. Mr. McDonnell serves as chairperson of the Compensation Committee. During 2012, the Compensation Committee held six meetings. The purpose of our Compensation Committee is to discharge the responsibilities of our board of directors relating to compensation of our executive officers. Specific responsibilities of our Compensation Committee include:

•	reviewing and recommending approval of compensation of our executive officers;
•	administering our stock incentive and employee stock purchase plans;
•	reviewing and making recommendations to our board of directors with respect to incentive compensation and equity plans; and
•	reviewing and planning for the succession of the Chief Executive Officer and other key executives.

Our board of directors has determined that each member of the Compensation Committee is independent in accordance with the applicable NASDAQ listing standards. The Compensation Committee also reports to stockholders on executive compensation items as required by the SEC (please see page 28).

Nominating and Corporate Governance Committee.  We have a Nominating and Corporate Governance Committee consisting of Ms. Cirillo-Goldberg and Messrs. Power and Tischler. Mr. Tischler serves as chairperson of the Nominating and Corporate Governance Committee. During 2012, the Nominating and Corporate Governance Committee held four meetings. The responsibilities of the Nominating and Corporate Governance Committee include:

•	identifying and recommending nominees for election to our board of directors;
•	determining committee membership and composition;
•	evaluating non-financial risks to our business; and
•	overseeing the evaluation of our board of directors.

The board of directors has determined that each member of the Nominating and Corporate Governance Committee is independent in accordance with the applicable NASDAQ listing standards.

Director candidates may come to the attention of the Nominating and Corporate Governance Committee through current members of the board of directors, stockholders or other persons. These candidates are evaluated at regular or special meetings of the Nominating and Corporate Governance Committee. Stockholders wishing to recommend director candidates for consideration by the committee may do so by writing to the Secretary at Dealertrack Technologies, Inc., 1111 Marcus Avenue, Suite M04, Lake Success, NY 11042. Our Secretary will forward all recommendations to the committee. Stockholders must submit their recommendations for next year on or before January 1, 2014 and provide the following information:

•	the name, address and telephone number of the recommending stockholder;
•	a representation that the stockholder is a record holder of our securities, or evidence of ownership;
•	the number of shares owned by the recommending stockholder and the time period for which such shares have been held;
•	a statement from the recommending stockholder as to whether the stockholder has a good faith intention to continue to hold the reported shares through the date of our next Annual Meeting;
•	the name, age, business and residential address, educational background, current principal occupation or employment, and principal occupation or employment for the preceding five full fiscal years of the proposed director candidate;
•	a description of the qualifications and background of the proposed director candidate;
•	a description of all arrangements or understandings between the recommending stockholder and the proposed director candidate;
•	the consent of the proposed director candidate (i) to be named in the proxy statement and (ii) to serve as a director if elected; and
•	any other information regarding the proposed director candidate that is required to be included in a proxy statement filed pursuant to SEC rules.

The Nominating and Corporate Governance Committee may consider the following criteria in recommending candidates for election to the board of directors:

•	personal and professional integrity, ethics and values;
•	experience in corporate management, such as serving as an officer or former officer of a publicly held company;
•	experience in the company’s industry and with relevant social policy concerns;
•	experience as a board of directors member of another publicly held company;
•	academic expertise in an area of the company’s operations; and
•	practical and mature business judgment.

The Nominating and Corporate Governance Committee seeks to recommend candidates that further the objective of having a board of directors that encompasses a broad range of talents and expertise and reflects a diversity of background, experience and viewpoints. The Nominating and Corporate Governance Committee does not, however, have a formal policy with regard to the consideration of diversity in identifying board of directors candidates.

Investment Committee.  We have an Investment Committee consisting of Ms. Lane and Messrs. Foy and Tischler. Ms. Lane serves as chairperson of the Investment Committee. The Investment Committee was formed in January 2006. The purpose of our Investment Committee is to review investment and acquisition opportunities, approve certain acquisition and investment transactions and also make recommendations to our board of directors. During 2012, the Investment Committee held seven meetings.

NON-MANAGEMENT DIRECTORS’ COMPENSATION FOR FISCAL YEAR 2012

Directors who are also employees receive no fees for their services as directors. During 2012, all other directors received the following compensation for their services:

Annual Fee:	$50,000 per director.
Initial Equity Grant:	Options to purchase 30,000 shares of our common stock upon becoming a director. The grant vests in three equal annual installments commencing on the first anniversary of the grant date, subject to the director’s continued service on the board of directors. No Initial Equity Grants were granted in 2012 because no new directors were appointed.
Annual Equity Grant:	Restricted stock units equal to a value of $135,000 are granted each year on the date of our Annual Meeting. This grant vests on the day of the following Annual Meeting, subject to the director’s continued service on the board of directors.

Directors are eligible to participate in the Directors’ Deferred Compensation Plan, a non-qualified retirement plan. The Directors’ Deferred Compensation Plan allows our non-employee directors to elect to defer between 0% and 100% of the fees they would otherwise be entitled to receive in cash for services rendered as directors. Such accounts are deemed to be invested in share units that track the value of our common stock. Distributions will generally be made to a participant either following the end of the participant’s service on our board of directors, following a change of control if so elected, or at a specified time elected by the participant prior to the deferral. Distributions will generally be made in the form of shares of our common stock. Our Directors’ Deferred Compensation Plan is intended to comply with Section 409A of the Internal Revenue Code.

Our stock ownership and retention program requires non-employee members of our board of directors to own shares equal in value to four times their annual retainer. Directors are expected to attain the required share ownership level within five years of joining our board of directors.

The following table sets forth our non-management directors’ compensation for 2012. Mr. Payne is not reflected in the table as he did not join the board of directors until April 2013.

Name	Fees Earned or Paid in Cash(1)	Restricted Stock Unit Awards (RSU’s)(2)	Option Awards(2)	Total
Mary Cirillo-Goldberg	$50,000	$134,986	$—	$184,986
James Foy	50,000	134,986	—	184,986
Ann B. Lane	50,000	134,986	—	184,986
John J. McDonnell, Jr.	50,000	134,986	—	184,986
James David Power III	50,000	134,986	—	184,986
Howard L. Tischler	50,000	134,986	—	184,986
Barry Zwarenstein	50,000	134,986	—	184,986

(1)	Amount includes the following fees deferred under the Directors’ Deferred Compensation Plan: Mary Cirillo-Goldberg, James Foy, and James David Power III have each deferred the full cash portion of their non-management director compensation for 2012 into 1,712 RSU’s.
(2)	The following chart shows the details for each director’s outstanding options and RSU’s as of December 31, 2012.

Name	Outstanding RSUs(1)	Outstanding Stock Options
Mary Cirillo-Goldberg	4,582	50,000
James Foy	4,582	30,000
Ann B. Lane	4,582	30,000
John J. McDonnell, Jr.	4,582	0
James David Power III	4,582	50,000
Howard L. Tischler	4,582	40,000
Barry Zwarenstein	4,582	30,000

(1)	Mary Cirillo-Goldberg, James Foy, James David Power III and Barry Zwarenstein each have deferred their equity compensation beginning in 2010; each have 14,749 Restricted Stock Units deferred.

AUDIT COMMITTEE REPORT

The Audit Committee of Dealertrack Technologies, Inc. hereby reports as follows:

1.	Management has the primary responsibility for the consolidated financial statements and the reporting process, including the system of internal accounting controls. The Audit Committee, in its oversight role, has reviewed and discussed the audited consolidated financial statements with the company’s management.
2.	The Audit Committee has discussed with the company’s independent registered public accounting firm the overall scope of and plans for its audit. The Audit Committee has met with the independent registered public accounting firm, with and without management present, to discuss the company’s financial reporting process and internal accounting controls in addition to other matters required to be discussed by the Public Company Accounting Oversight Board standards.
3.	The Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers LLP, or PwC, required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with PwC its independence.
4.	All audit and non-audit services, other than de minimus non-audit services, to be provided to us by our independent registered public accounting firm must be approved in advance by our Audit Committee. At the beginning of each year, the Audit Committee approves the proposed services, including the nature, type and scope of service contemplated and the related fees, to be rendered by the firm during the year. In addition, Audit Committee pre-approval is also required for those engagements that may arise during the course of the year that are outside the scope of the initial services and fees approved by the Audit Committee. For each category of proposed service, the independent registered public accounting firm is required to confirm that the provision of such services does not impair their independence.
5.	Based on the review and discussions referred to in paragraphs (1) through (4) above, the Audit Committee recommended to the board of directors of Dealertrack Technologies, Inc. and the board of directors has approved, that the audited consolidated financial statements be included in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 for filing with the Securities and Exchange Commission.

Respectfully submitted by the Audit Committee,

Barry Zwarenstein (chairperson)
Ann B. Lane
John J. McDonnell, Jr.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The following table sets forth the fees billed by PwC for 2012 and 2011:

	2012	2011
Audit fees(1):	$1,211,000	$1,361,400
Audit-related fees(2):	364,000	185,850
All other fees(3):	1,500	1,500
Total:	$1,576,500	$1,548,750

(1)	Audit fees consisted of audit work performed on our consolidated financial statements, as well as work normally performed by the independent registered public accounting firm in connection with statutory and regulatory filings, including work related to acquisitions.
(2)	Audit-related fees consisted of due diligence and attestation services not required for statutory or regulatory purposes.
(3)	All other fees are related to licensing technical accounting software.

All of the audit-related and other services that PwC provided to us in 2012 and 2011 were approved by the Audit Committee by means of specific pre-approvals or pursuant to the procedures contained in the pre-approval policies and procedures established by the Audit Committee.

PROPOSAL TWO: RATIFICATION
OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our board of directors has selected PwC to serve as our independent registered public accounting firm for the 2013 fiscal year. Additional information concerning the Audit Committee and its activities with PwC can be found in the “Audit Committee Report” on page 13 and the section titled “Principal Accountant Fees and Services.”

The Sarbanes-Oxley Act of 2002 and Section 10A of the Securities Exchange Act of 1934 require that the Audit Committee of the board of directors be directly responsible for the appointment, compensation and oversight of the audit work of our independent registered public accounting firm. Ratification by the stockholders of the selection of PwC is not required by law, our bylaws or otherwise. However, the board of directors is submitting the selection of PwC for stockholder ratification to ascertain stockholders’ views on the matter.

A representative of PwC will attend the Annual Meeting to respond to appropriate questions and to make a statement if he or she desires to do so.

Our board of directors recommends that you vote FOR the ratification of the selection of PwC as our independent registered public accounting firm for the fiscal year ending December 31, 2013.

PROPOSAL THREE: ADVISORY VOTE ON
THE COMPENSATION OF EXECUTIVE OFFICERS

General

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables stockholders to vote to approve on an advisory, nonbinding basis, the compensation of our Named Executive Officers, as we have described it in the “Executive Compensation” section of this proxy statement, beginning on page 29. This vote, commonly known as a “say-on-pay” vote, provides stockholders with the opportunity to express their views on our Named Executive Officers’ compensation. The vote is not intended to address any specific item of our executive compensation, but rather the overall compensation of our Named Executive Officers and the philosophy, policies and practices described in this proxy statement. The board of directors has adopted a policy providing for annual say-on-pay votes. Unless the board of directors modifies this policy, the next say-on-pay vote will be held at our 2014 Annual Meeting of Stockholders.

Compensation Philosophy

As described in the section of this proxy statement entitled “Compensation Discussion and Analysis”, our executive compensation program is designed to:

•	attract and retain top contributors to ensure that we have high caliber executives;
•	create and maintain a performance-driven organization, by providing upside compensation opportunity for outstanding performance and downside compensation risk in the event of performance below expectations;
•	align the interests of our executives and stockholders by motivating executives to increase stockholder value along with the achievement of other key corporate goals and objectives and rewarding executives when stockholder value increases;
•	encourage teamwork and cooperation while recognizing individual contributions by linking variable compensation to company and individual performance based on position responsibilities and ability to influence financial and organizational results;
•	provide flexibility and allow for discretion in applying our compensation principles in order to appropriately reflect individual circumstances as well as changing business conditions and priorities;
•	motivate our executives to manage our business to meet and appropriately balance our short- and long-term objectives, and reward them for meeting these objectives; and
•	reinforce our entrepreneurial culture.

We seek to provide executive compensation that is competitive with a peer group of companies similar in size to ours. We generally aim to set each Named Executive Officer’s target total direct compensation between the median and 75th percentile of the levels paid to similarly situated executives in our peer group (with lower positioning of target cash compensation offset by higher positioning of long-term incentive grants). However, peer group data is intended to serve as one of several reference points to assist the Compensation Committee in its discussions and deliberation. The Compensation Committee reserves flexibility to vary from this positioning based on a variety of factors including prior year compensation targets, the Named Executive Officer’s overall performance, changes in roles or responsibilities, and prior year short- and long-term incentive payments. The primary elements of executive compensation are base salary, an annual incentive plan, and annual grants of long-term equity awards. Executive compensation has a high proportion of total direct compensation delivered through pay-for-performance incentive and long-term equity compensation, equating to a greater proportion of at-risk compensation.

Please see our “Compensation Discussion and Analysis” (beginning on page 20), the compensation tables and related narrative disclosures for detailed information about our executive compensation programs, including information about the fiscal 2012 compensation of our Named Executive Officers.

Compensation Adjustments

In an effort to align executive compensation with company performance, the performance metrics in our executive compensation plans include revenue, free cash flow, adjusted net income and total shareholder return. The objective of these programs is to focus our Named Executive Officers on achieving both short and long-term financial results. The Compensation Committee considered our 2012 budget and financial performance expectations in designing the 2012 Named Executive Officer compensation program.

The company’s financial performance for 2012 experienced varied results across our performance metrics and all factors were used to determine 2012 compensation levels. As a result each of our executive officers received total direct annual compensation (base salary, actual annual incentive bonus and awarded value of stock options, restricted stock units and performance based stock units) less than his or her target amount in alignment with the Committee’s pay-for performance philosophy. Specifically, each Named Executive Officer received a bonus for 2012 below his or her bonus target. The bonuses ranged from 85% of bonus target to 92% of bonus target.

Accordingly, we are requesting your nonbinding vote on the following resolution:

“RESOLVED, that the stockholders of Dealertrack Technologies, Inc. approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in this proxy statement for the 2013 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the related narrative disclosures.”

This say-on-pay vote is advisory and, therefore, not binding on Dealertrack, our board of directors, or the Compensation Committee of the board of directors. Our board of directors and Compensation Committee value the opinions of our stockholders and will take into account the outcome of the vote when considering future executive compensation decisions and arrangements.

Our board of directors recommends that you vote FOR the approval, on an advisory basis, of the compensation of our Named Executive Officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC.

EXECUTIVE OFFICERS

The following individuals serve as our executive officers:

Name	Age	Title
Mark F. O’Neil	54	Chairman of the Board, President and Chief Executive Officer
Mark Furcolo	51	Executive Vice President, Lender Solutions
Ana M. Herrera	56	Senior Vice President, Human Resources
Eric D. Jacobs	46	Executive Vice President, Chief Financial Officer, Chief Administrative Officer and Treasurer
Richard McLeer	48	Executive Vice President, Technology and Service Solutions, Chief Information Officer
Raj Sundaram	46	Executive Vice President, Dealer Solutions, Sales and Marketing
Rick G. Von Pusch	51	Senior Vice President, Sales

Mark F. O’Neil has served as our Chairman of the Board, President and Chief Executive Officer since May 2005 and has served as a member of the board of directors since August 2001. From August 2001 to May 2005, Mr. O’Neil served as our Chief Executive Officer and President. Mr. O’Neil began his career at Intel Corporation, where he first developed knowledge of the technology industry. He subsequently worked for McKinsey & Co. before moving to the automotive industry in the late 1980’s. His experience in the automotive industry includes serving as President of Ertley MotorWorld, a dealer group based in Pennsylvania. From this traditional retail dealer group, Mr. O’Neil went on to co-found and lead the development and rollout of CarMax, Inc., a publicly-held used automobile retailer. From June 2000 through January 2001, Mr. O’Neil was President and Chief Operating Officer of Greenlight.com, an online automotive sales website. He also serves as a director of DealerTire LLC, a privately held company. Mr. O’Neil holds a BS in Industrial Engineering from Worcester Polytechnic Institute and an MBA from Harvard Business School.

Mark Furcolo has served as our Executive Vice President, Lender Solutions, since January 2013. Mr. Furcolo served as Senior Vice President, Processing Solutions Group, from February 2011 to January 2013. From December 2008 through its acquisition by us in February 2011, Mr. Furcolo served as the Chief Executive Officer of triVIN, Inc. Mr. Furcolo also held the position of President and Chief Operating Officer of General Systems Solutions, Inc. (GSS), a subsidiary of triVIN, from March of 2007 through the acquisition. Mr. Furcolo served as Vice President and Chief Financial Officer of triVIN from June 1998 through March 2007, and as the Chief Financial Officer of GSS from November 1995 through March 2007. Mr. Furcolo joined GSS in June 1992 as its Controller and Finance Manager. Before joining GSS, Mr. Furcolo served as a commercial loan officer of Fleet Bank from June 1989 to June 1992. Before joining Fleet Bank, Mr. Furcolo was an adjunct faculty member at the University of Rhode Island where he instructed courses on software development. Mr. Furcolo holds a BA and MBA from the University of Rhode Island.

Ana M. Herrera has served as Senior Vice President, Human Resources from February 2007 through August 2011, and from September 2011 to the present. From August 2011 to September 2011, she served as Chief Human Resources Officer at FX Alliance, LLC. From May 2005 to January 2007, Ms. Herrera served as Vice President, Human Resources, of Dealertrack. From September 2002 to May 2005, Ms. Herrera was Vice President of Human Resources at MeadWestvaco Corporation, where she led the global human resources function for the company’s Consumer Packaging Group. Prior to this, Ms. Herrera spent two years as a consultant, working on a wide range of human resources assignments for a diverse group of clients. Other previous experience includes having served as Vice President of Human Resources for Revlon Consumer Products Corporation’s International Division, and as, first, Director and later Vice President of Human Resources for Duracell Corporation. Ms. Herrera holds a BS in Business Administration from California State Polytechnic University.

Eric D. Jacobs served as Senior Vice President and Chief Financial Officer since March 2009, was promoted to Executive Vice President in January 2013, and has also served as Chief Administrative Officer and Treasurer since January 2009. From January 2004 through January 2009 Mr. Jacobs served as our Senior Vice President, General Counsel and Secretary. From August 2006 through January 2009 Mr. Jacobs also served as President of Dealertrack Canada, Inc., our Canadian subsidiary, formerly known as dealerAccess Canada, Inc. From April 2002 to December 2003, Mr. Jacobs served as our Vice President, General Counsel and Secretary. Mr. Jacobs was an associate at the international law firm of O’Melveny & Myers LLP where he specialized in general corporate and securities law from August 1998 to April 2002. He also serves as a director of Garden State Consumer Credit Counseling, Inc., a non-profit financial management social service agency. Prior to becoming an attorney, Mr. Jacobs was an audit manager and CPA at KPMG LLP. Mr. Jacobs holds a BS in Business Administration with a major in Accounting, magna cum laude, from Rider University and a JD, with honors, from the Rutgers School of Law-Newark.

Richard McLeer has served as our Executive Vice President, Technology and Service Solutions and Chief Information Officer since January 2013. Mr. McLeer served as Senior Vice President and Chief Information Officer from January 2009 to January 2013. From August 2006 through January 2009, Mr. McLeer served as Senior Vice President, Strategy & Development. From April 2005 to August 2006, Mr. McLeer served as Vice President, Credit and Contract Solutions for Dealertrack, Inc., and served as our National Lender Development Manager from February 2001 to April 2005. From 1996 to 2001, Mr. McLeer was Senior Vice President and National Product Director for the Bank of America Auto Group, and previously held a variety of marketing, sales and business development positions at Bank of America. Prior to that, Mr. McLeer worked at Trans Union Corporation from 1993 to 1996. Other previous experience includes two years serving as controller of Ellesse, U.S.A., a division of Reebok, and four years in public accounting. Mr. McLeer holds a BS in Accounting from Hofstra University.

Rajesh (Raj) Sundaram has served as our Executive Vice President, Dealer Solutions, Sales and Marketing since January 2013. Mr. Sundaram served as Senior Vice President, Solutions and Services Group, from January 2009 to January 2013. From August 2006 through January 2009, Mr. Sundaram served as Senior Vice President, Dealer Solutions. Mr. Sundaram served as President of Automotive Lease Guide (alg), Inc. and President of Automotive Lease Guide (alg), LLC, from 2002 until its acquisition by us in May 2005, and continued to hold those positions from May 2005 to August 2006. Prior to joining ALG as Vice President and General Manager in 1999, Mr. Sundaram served as Senior Manager, Strategic Planning and Pricing at Nissan North America, Inc. from 1997 to 1999, and held various positions in financial planning including Finance Manager, Infiniti division at Nissan North America, Inc. from 1994 to 1997. Mr. Sundaram previously held roles in the controller’s office of the Ford division of Ford Motor Company from 1991 to 1994. Mr. Sundaram holds a BS and MS in Accounting from the University of Mumbai in India and an MBA in Finance from Lehigh University.

Rick G. Von Pusch has served as our Senior Vice President, Sales since January 2013. Mr. Von Pusch served as Senior Vice President, Sales, Marketing and International, from January 2009 to January 2013. Mr. Von Pusch served as Senior Vice President, Customer Development from August 2006 through January 2009. From April 2006 to August 2006, Mr. Von Pusch served as President of Sales and Marketing at 5Square Systems, a provider of CRM, desking and menu products. Mr. Von Pusch served as Vice President of U.S. Retail Sales at Reynolds and Reynolds Corporation from April 2005 to October 2005, Area Vice President from October 2001 to April 2005 and held various positions in sales and sales management at Reynolds and Reynolds from 1988 to 2001. Mr. Von Pusch also was a sales representative for NCR Corporation from 1985 to 1987. Mr. Von Pusch holds a BA in Management Information Systems from the University of South Florida.

COMPENSATION DISCUSSION AND ANALYSIS

In this section, we discuss and analyze the compensation paid to each of our Named Executive Officers in 2012.

Executive Summary

Financial and Strategic Achievements in 2012

•	Revenue was $388.9 million, an increase of 10% from 2011 in total and an increase of 15% organically.
•	Our adjusted EBITDA was $97.3 million and our adjusted EBITDA margin was approximately 25%, compared to adjusted EBITDA of $85.9 million in 2011, which represented 24% of revenue. Please see Exhibit 99.1 to our Form 8-K filed on February 25, 2013 for a reconciliation of adjusted EBITDA to GAAP net income.
•	While 2012 was a successful year as measured by the company’s performance toward the goals it set at the outset, its achievement of those goals was not to the same extent as in prior years.
•	We successfully completed 3 acquisitions: ClickMotive, LLC, 1st Auto Transport Directory, Inc. and Ford of Canada’s DMS business.
•	The Chrome Data Solutions, LP joint venture was formed.
•	We hired approximately 535 additional team members including through acquisitions.
•	Our stock price performance for 2012 was an increase of 5%. This compares to our 2- and 3- year performance of 43% and 53%.

Our Compensation Committee is Committed to Appropriate Pay Practices

•	A majority of all Named Executive Officer compensation is “at risk,” (i.e., contingent upon our meeting performance targets and/or increasing stockholder value). A small percentage of executive compensation (19% in the case of the Chief Executive Officer and 23% on average for the other Named Executive Officers) is paid out as base salary that is not contingent upon the achievement of specific performance goals and/or increases in stock price.
•	We pay our executives an annual cash bonus only if we achieve specific financial and operating performance goals. The performance goals are approved in advance by the Compensation Committee based on our business and operating plans, which are reviewed and approved by the full board of directors. The financial performance goals are based on free cash flow and revenue. For 2012, the Named Executive Officers were awarded between 85% to 92% of their target annual bonuses, which was significantly less than their 2011 actual bonuses.
•	Long-term incentives are predominantly performance-based, and consist of a combination of performance-based stock options, restricted stock units and performance shares that are designed to align the interests of our Named Executive Officers with the interests of our stockholders.
•	Our change of control cash severance benefits are “double triggered” in that they are only payable if a Named Executive Officer’s employment is terminated following a change of control.
•	The company maintains stock ownership requirements for members of the senior management team, including all vice presidents and executive officers. Our Chief Executive Officer is required to hold shares with a value equal to six times his base salary and the other Named Executive Officers are required to hold shares with a value equal to two times their respective base salaries.
•	Our independent Compensation Committee makes all decisions regarding the compensation of our Named Executive Officers.
•	To assist in the performance of its duties, the Committee engages its own independent consultant, Frederic W. Cook & Co., Inc. (“F.W. Cook”). The consultant reports directly to the Committee and provides no services to the company or management.

•	At the company’s annual meeting of stockholders held in June 2012, we believe the results of our “say on pay” vote and the significant support was indicative that no material changes to the compensation program were necessary.

Objectives of our Executive Compensation Program

Our compensation programs for our executives are designed to achieve the following objectives:

•	Attract and retain top contributors to ensure that we have high caliber executives;
•	Create and maintain a performance-driven organization, by providing upside compensation opportunity for outstanding performance and downside compensation risk in the event of performance below expectations;
•	Align the interests of our executives and stockholders by motivating executives to increase stockholder value along with the achievement of other key corporate goals and objectives and rewarding executives when stockholder value increases;
•	Encourage teamwork and cooperation while recognizing individual contributions by linking variable compensation to company and individual performance based on position responsibilities and ability to influence financial and organizational results;
•	Provide flexibility and allow for discretion in applying our compensation principles in order to appropriately reflect individual circumstances as well as changing business conditions and priorities;
•	Motivate our executives to manage our business to meet and appropriately balance our short- and long-term objectives, and reward them for meeting these objectives; and
•	Reinforce our entrepreneurial culture.

Role of Compensation Committee in Compensation Decisions

The Compensation Committee of our board of directors makes all compensation decisions regarding senior management, which includes our Named Executive Officers and other senior officers of the company reporting directly to our Chief Executive Officer. Each member of the Compensation Committee is an independent, non-employee director. As described below, the Compensation Committee considers the Chief Executive Officer’s recommendations in determining the compensation of the other Named Executive Officers. The Compensation Committee’s decisions regarding the compensation of our Named Executive Officers are made outside the presence of the applicable officer. The Compensation Committee is also responsible for approving our executive compensation program and general compensation policies, all new or materially amended broad-based compensation plans, and the performance measures used in our executive compensation programs. The Compensation Committee also reviews the long-term incentive program, the deferred compensation program and the payments that would be required to be paid to the Named Executive Officers under various termination and change in control scenarios.

Role of Executive Officers in Compensation Decisions

On an annual basis, in concert with our Chief Executive Officer, our Named Executive Officers engage in a process whereby they participate in setting corporate goals, recommend goals for their respective business or function, and recommend their individual performance goals for the year to come. These goals are then presented to the Compensation Committee and/or our board of directors for their consideration and approval. Following the completion of our fiscal year, our Named Executive Officers formally assess the extent to which each executive believes his individual goals were met. Our Chief Executive Officer reviews and discusses these self-assessments with each of our Named Executive Officers and makes recommendations to the Compensation Committee concerning compensation of the Named Executive Officers other than himself. The Compensation Committee takes these recommendations into account in determining base salaries, cash incentive awards and equity-based awards for our Named Executive Officers. Our Human Resources department also works with the Compensation Committee and its independent compensation consultant, F.W. Cook, to ensure that the Compensation Committee is provided with appropriate information upon which to base its decisions.

Role of Independent Compensation Consultant in Compensation Decisions

The Compensation Committee engaged F.W. Cook, an independent executive compensation consulting firm, to advise the Compensation Committee on matters related to Chief Executive Officer and other executive compensation with respect to 2012. As advisor to the Compensation Committee, F.W. Cook reviews the total compensation strategy and pay levels for the Named Executive Officers, informs the Compensation Committee of developing legal and regulatory considerations affecting executive compensation and benefit programs as well as compensation trends and best practices, and provides general advice to the Compensation Committee with respect to all compensation decisions pertaining to the Named Executive Officers. F.W. Cook also provides input on non-employee director compensation, proposed meeting agendas and presentation materials submitted by management to the Compensation Committee.

To safeguard the independence of F.W. Cook, the Compensation Committee retains the consultant and has the sole authority to terminate its engagement. The Compensation Committee determines the terms and conditions of the consultant’s engagement, including the fees charged. F.W. Cook reports directly to the Compensation Committee and provides no services to the company or management. The Compensation Committee has assessed the independence of F.W. Cook pursuant to SEC rules and concluded that no conflict of interest exists with respect to its services to the Committee.

Role of “Say on Pay” Vote in Compensation Decisions

At our 2012 Annual Meeting, over 93% of the votes cast, including abstentions, voted in favor of the compensation of our executive officers. The Compensation Committee considered the results of our 2012 “say on pay” vote and the significant support expressed by stockholders, and this was an important factor in the Compensation Committee’s decision not to make any material changes to our executive compensation program in 2012.

Peer Group and Benchmarking

On behalf of the Compensation Committee of the company, F.W. Cook reviewed the company’s executive compensation peer group that was used for 2011 compensation decisions to determine if any changes were necessary. The peer group for 2012 was updated to include the following companies, which reflects the removal of NetSuite and RightNow Technologies due to their smaller size and the inclusion of CSG Systems International, Fair Isaac and JDA Software Group due to their similarities to the company in terms of business content and size.

ACI Worldwide	Fair Isaac	TNS
Blackbaud	JDA Software Group	Tyler Technologies
Blackboard	Liquidity Services	Websense
Bottomline Technologies	Radiant Systems	Wright Express
CSG Systems International	S1 Corporation
Digital River	Synchronoss Technologies

Annually, the Compensation Committee reviews each Named Executive Officer’s base salary, incentive bonus and equity incentive awards with the guidance of the Compensation Committee’s independent consultant. While we generally aim to set each Named Executive Officer’s target total direct compensation between the median and 75th percentile of the levels paid to similarly situated executives in our peer group (with lower positioning of target cash compensation offset by higher positioning of long-term incentive grants), such data is intended to serve as one of several reference points to assist the Compensation Committee in its discussions and deliberation. The Compensation Committee reserves flexibility to vary from this positioning based on a variety of factors including prior year compensation targets, the Named Executive Officer’s overall performance, changes in roles or responsibilities, and prior year short- and long-term incentive payments.

In making compensation decisions, the Compensation Committee considers all elements of executive compensation, including forms of indirect compensation, such as severance and change in control provisions. The Compensation Committee uses peer group information to ensure that the compensation program for our Named Executive Officers is competitive in our industry and the areas in which we compete for talent, and reflects the scope and responsibilities of each executive’s role.

Components of Executive Compensation for 2012

In this section, we discuss and analyze our compensation programs and the specific amounts of compensation paid to our Chief Executive Officer (CEO), Chief Financial Officer (CFO) and the other three most highly compensated executive officers for fiscal 2012. Collectively, we refer to these individuals as the “Named Executive Officers”. They are:

•	Mark F. O’Neil, Chairman, President and CEO
•	Eric D. Jacobs, Executive Vice President, Chief Financial and Administrative Officer
•	Raj Sundaram, Executive Vice President, Dealer Solutions, Sales and Marketing
•	Rick G. Von Pusch, Senior Vice President, Sales
•	Richard McLeer, Executive Vice President, Chief Information Officer and Services
Base Salary

The Compensation Committee believes that payment of competitive base salaries is an important element in attracting, retaining and motivating our executive officers. The Compensation Committee also believes that having a certain level of fixed compensation allows our executive officers to dedicate their full time business attention to our company. Each executive officer’s base salary is designed to provide the executive with a fixed amount of annual compensation that is competitive within the marketplace. The annual base salary for each Named Executive Officer is the primary form of fixed (not at-risk) compensation. Base salaries, however, represent 19% of total target direct compensation opportunity for the Chief Executive Officer and 23%, on average, of the target total direct compensation opportunity for the other Named Executive Officers.

Our Compensation Committee reviews base salary levels annually, but only makes adjustments based on performance, market trends and surveys of peer group compensation levels. Base salary may be adjusted during the year if a change in the scope of the executive officer’s responsibilities justifies such consideration.

After not awarding any increases in 2011, the Compensation Committee, based on the Chief Executive Officer’s recommendation, granted the Named Executive Officers salary increases on average of 4.7%.

Annual Incentive Bonus Plan

Annual incentive bonuses are paid to reward achievement of critical shorter term operating, financial, strategic and individual performance objectives that are expected to contribute to stockholder value creation over time.

The Compensation Committee believes variable incentive pay should be a significant portion of each Named Executive Officer’s annual target cash compensation. The annual incentive bonus targets are established for the Named Executive Officers each year. In 2012, the Named Executive Officers’ target bonuses ranged from 55% to 85% of their respective base salaries, and their maximum bonuses ranged from 170% to 210% of their respective target bonuses.

The Annual Incentive Bonus Plan pool is determined based the company’s achievement of (a) a free cash flow target and (b) a total company revenue target for the year, as described below, which determines the percentage of target for funding the pool. The free cash flow and total company revenue goals are weighted equally in this determination. This approach is intended to balance the named executives’ focus on growth in both revenues and earnings as measured by free cash flow. Our Compensation Committee may then decrease this result based on overall company performance. Each Named Executive Officer’s bonus award is calculated by multiplying the officer’s annual base salary by the officer’s target award percentage, and multiplying the product by the pool percentage determined by the Compensation Committee as described above. A Named Executive Officer’s bonus may be increased or decreased based upon individual performance.

The Compensation Committee uses free cash flow as a key metric to review and assess the company’s operating performance and the management team’s performance because it provides useful information with respect to the performance of the company’s fundamental business activities, and is frequently used by equity research analysts and others in evaluating the company. Free cash flow is calculated as adjusted EBITDA less capital expenditures. Adjusted EBITDA is defined in our quarterly and annual financial filings with the SEC.

Our free cash flow target for 2012 for purposes of calculating named executive compensation was $59.0 million. The company was required to achieve a threshold of at least 80% of this target in order for our executive officers to be eligible to receive any credit toward their annual incentive bonuses from free cash flow.

The free cash flow bonus pool contribution, which constituted 50% of the total bonus pool contribution, was determined as follows:

2012 Company Free Cash Flow	Free Cash Flow Bonus Pool Contribution
Less than $47.2 million	None
$47.2 million	25%
Between $47.2 million and $59.0 million	Straight line interpolation between 25% and 100% of the target pool contribution
$59.0 million	100% of the target bonus pool contribution
Between $59.0 million and $64.9 million	Straight line interpolation between 100% and each employee’s maximum bonus as a % of their target bonus
Over $64.9 million (maximum)	Each employee’s maximum bonus as a % of their target bonus

The Compensation Committee uses total revenue as the other key metric to review and assess the company’s operating performance and the management team’s performance because our total revenue reflects the extent to which we have been able to grow our businesses and increase our presence in the markets we serve. Our total revenue target for 2012 for purposes of calculating named executive compensation was $384.0 million. The company was required to achieve a threshold of at least 92.5% of this target in order for our executive officers to be eligible to receive any credit toward their annual incentive bonuses from total revenue.

The total revenue bonus pool contribution, which constituted the other 50% of the bonus pool contribution, was determined as follows:

2012 Total Company Revenue	Total Company Revenue Bonus Pool Contribution
Less than $355.2 million	None
$355.2 million	25%
Between $355.2 million and $384.0 million	Straight line interpolation between 25% and 100% of the target pool contribution
$384.0 million	100% of the target bonus pool contribution
Between $384.0 million and $393.6 million	Straight line interpolation between 100% and each employee’s maximum bonus as a % of their target bonus
Over $393.6 million (maximum)	Each employee’s maximum bonus as a % of their target bonus

For fiscal 2012, our total revenue was $388.8 million and our free cash flow was $56.6 million. Based on the formula set forth above and these results, the company bonus pool would have been funded at 103.4% of target, however, based on overall performance compared to prior years the pool was decreased. When applying the bonus formula to individual businesses on a prorated basis, some of the businesses had performance that fell under the overall company performance. As a result, the board of directors concluded that the overall pool be adjusted downward to reflect performance below targeted financial goals of certain businesses within the company.

Our Compensation Committee has the ability to modify the bonus awarded to each executive officer depending on its assessment of performance. In making this assessment for executive officers other than the Chief Executive Officer, the Compensation Committee also considers input from our Chief Executive Officer.

For 2012 the Compensation Committee awarded each Named Executive Officer, including our Chief Executive Officer, a bonus award in the range of 85% to 92% of their respective target based on individual performance.

Annual Equity Incentive Awards

In order to align the executive officers’ interests with our stockholders’, each executive officer receives an annual equity incentive award. The following factors were considered in determining the level of equity incentive awards provided to the executive officers:

•	the executive’s performance;
•	the executive’s potential future contributions to the company;
•	the current compensation of the executive;
•	the current overall value of the executive’s long-term incentives; and
•	peer group long-term incentive grant values.

For 2012, approximately one-third of the Named Executive Officers’ grant date equity incentive award value was granted in the form of restricted stock units, approximately one-third in the form of performance-based stock options and approximately one-third in the form of performance-based stock units. In 2011, the Compensation Committee adopted a performance-based vesting component still in effect, under which stock option grants become eligible to vest only in the event the company improves its adjusted EBITDA performance between the year issued and the subsequent year. In 2012, our adjusted EBITDA grew 13% and the 2012 stock option grants are eligible for time-based vesting.

The annual equity grants also serve as a retention tool because they vest and are earned through service with the company over a four-year period. For example, the 2012 stock option and restricted stock unit grants both vest over a four-year period. The stock options have a seven-year life. We believe these equity grants further the long-term perspective necessary for continued success of the business. The split between award types balances the objectives of retention (time-vested restricted stock units), stock price appreciation (stock options, which only have value to the extent that the stock price appreciates from the date of grant) and performance (performance shares and stock options).

The Compensation Committee typically approves the company’s annual equity grants at its first regularly scheduled meeting of a given fiscal year. Option grants to new hires are generally approved at the first regularly scheduled Compensation Committee meeting that follows the date of hire. In 2010, the Compensation Committee adopted an equity grant policy still in effect, under which equity grants are granted on the fifth business day each quarter after earnings are released.

Long-Term Equity Incentive Program

In February 2010, the Compensation Committee added performance-based stock units as a component of our Named Executive Officers’ annual equity grants. The performance stock units granted to the Named Executive Officers vest only upon the achievement of certain corporate objectives, described below. These grants will vest fully only to the extent that during the applicable measurement period we achieve our Adjusted Net Income performance goals and Total Shareholder Return goals set forth below. Additionally, each executive officer must remain continuously employed with the company through January 31 of the year following the three year measurement period to qualify to receive an award. The Committee selected Total Shareholder Return as a performance metric, in order to more closely tie the compensation of our executive officers to the interests of our stockholders and ensure that the relative performance is part of our executive compensation program. The Committee selected adjusted net income as a performance metric, as it is an important measure of profitability

50% of the performance stock units (the “Adjusted Net Income Units”) relate to the performance of the company with respect to Adjusted Net Income, and will be eligible for vesting only to the extent the relevant Adjusted Net Income goals are met. Adjusted Net Income is calculated in the same manner as for purposes of our financial statements.

The number of actual Adjusted Net Income Units that will be eligible to be paid to the executive (the “Actual Net Income Payout”), if any, will be determined as follows:

2012 Company Adjusted Net Income	Actual Net Income Payout
Below $41,500,000	None
$41,500,000	25% of the Target Adjusted Net Income Award
Between $41,500,000 and $48,800,000	Straight line interpolation between 25% and 100% of the Target Adjusted Net Income Award
$48,800,000	100% of the Target Adjusted Net Income Award
Between $48,800,000 and $53,700,000	Straight line interpolation between 100% and 125% of the Target Adjusted Net Income Award
$53,700,000 or greater	125% of the Target Adjusted Net Income Award

Based on the company’s Adjusted Net Income for fiscal year 2012 of $49.1 million, the Actual Net Income Payout will be 103% of the target payout, and will become payable subject to the satisfaction of the time-based vesting restrictions that apply through January 31, 2015.

The other 50% of the performance stock units (the “TSR Units”) will be eligible for vesting only to the extent the company meets its relevant total shareholder return (TSR) targets during the period from 2012 through 2014. The number of actual TSR Units that will be eligible to be paid to the executive (the “Actual TSR Payout”), if any, is determined based on the company’s TSR for the three year period ending December 31, 2014 (the “TSR Performance Period”) compared with the TSR of the individual companies that comprise the NASDAQ US Benchmark Software Index.

The Actual TSR Payout will be determined as follows:

Total Shareholder Return During the TSR Performance Period (2012 to 2014)	Actual TSR Payout
25% or below	0%
Between 25th and 50th percentile	Straight line interpolation between 0% and 100% of Target TSR Award
50th percentile	100% of Target TSR Award
Between 50th and 75th percentile	Straight line interpolation between 100% and 150% of Target TSR Award
75th percentile or greater	150% of Target TSR Award

Stock Ownership Requirements

The Compensation Committee maintains stock ownership requirements for members of the senior management team, including all vice presidents and executive officers. Our Chief Executive Officer is required to hold shares with a value equal to six times his base salary. The other Named Executive Officers are required to hold shares with a value equal to two times their respective base salaries. Vice Presidents and other executive officers are required to hold shares equal to the lesser of (a) a multiple of their respective base salaries and (b) a fixed number of shares.

Each executive officer is expected to attain the ownership target within five years from the date he or she became subject to the guidelines. Stock options are not included in determining compliance with this share ownership requirement. Performance stock units are not included except for any portion which may have been earned based on achievement of the applicable performance conditions, but which remain subject to additional time-based vesting requirements. Shares subject to restricted stock units are included in determining compliance with this share ownership requirement. Named Executive Officers are expected to retain 25% of the net after-tax shares acquired through the exercise of stock options until they achieve their minimum share ownership positions. Shares acquired through the company’s Employee Stock Purchase Plan are credited toward the stock ownership requirement. The Compensation Committee annually reviews compliance with the stock ownership requirements. As of the end of 2012, our chief executive officer and the other Named Executive Officers each met the stock ownership requirements.

Employment Agreements

The company has entered into employment agreements with each of the Named Executive Officers that provide for severance equal to twelve months of base salary in the event of termination without cause or resignation for good reason, payable on the sixtieth day following the severance date. However, in the event that the executive’s termination of employment is within twelve months of a change in control, the severance amount is increased to twenty-four months of base salary.

The company’s employment agreements provide for limited accelerated vesting of equity grants (other than performance-based stock units) in the event of a termination of employment by the company without cause or by the Named Executive Officer for good reason. In return, each executive agrees not to compete or solicit the company’s employees for one year from the date of termination.

The employment agreements also provide change in control protections for the Named Executive Officers’ equity grants. In the event we undergo a change of control, the employment agreements provide for 36 months of accelerated vesting for time-based stock options and restricted stock unit grants, and full vesting of such grants in the event of termination within twelve months of the change of control. The performance-based stock unit grants provide for full acceleration upon a change in control. We believe that it is important to provide for accelerated vesting because equity grants provide such a high proportion of the total compensation. Very often, members of senior management lose their jobs in connection with a change of control. By agreeing up front to protect the Named Executive Officers from losing their equity in the event of a change in control, we believe we can reinforce and encourage the continued attention and dedication of the executive officers to their assigned duties without distraction in the face of an actual or threatened change of control.

The employment agreements entered into by the company with its Named Executive Officers prior to 2010, which include agreements for Messrs. O’Neil, Jacobs, McLeer, Sundaram and Von Pusch, provide for a tax gross-up payment to the Named Executive Officers in the event they become subject to the 20% golden parachute excise tax. In 2010, the Compensation Committee approved a change for all future executives providing that such executives would not receive this tax gross-up payment.

Please see page 38 for more information regarding the material terms of the Named Executive Officers’ employment agreements.

Perquisites

We believe that cash and equity compensation are the two key components in attracting and retaining management talent and generally do not provide any perquisites other than relocation expenses. For the 2012 fiscal year, no relocation expenses were paid on behalf of our Named Executive Officers.

Deferred Compensation Plan

We have a deferred compensation plan that allows the Named Executive Officers to defer bonus compensation by investing it in deferred stock units based on the fair market value of the common stock on the date the bonuses would otherwise be paid. This plan provides a tax effective means of allowing the executive officers to invest in the stock and fulfills the objective of encouraging equity ownership. None of our Named Executive Officers deferred any portion of their 2012 bonuses.

401(k) Plan

We maintain a 401(k) plan that covers substantially all of our employees. The 401(k) plan is an essential part of the retirement package needed to attract and retain employees in our industry. The 401(k) plan permits employees to contribute up to the lesser of 60% of earnings or the annual dollar limit prescribed by law. The company provides a matching contribution, the amount of which is determined at our discretion. For 2012, the matching contribution from January 1st through April 28th, was 25% of each employee’s contribution up to 6% of eligible pay and from April 29th through December 31st, the matching contribution was 37.5% of each employee’s contribution up to 6% of eligible pay, subject to Internal Revenue Code limitations. An additional company match may be earned based solely on the overall financial performance of the company. For 2012, the company provided an additional discretionary match equal to 90% from January 1st through April 28th and 30% from April 29th through December 31st, of the matching contribution that was already provided, subject to Internal Revenue Code limitations.

Section 162(m) Policy

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation over $1,000,000 paid to their chief executive officers and certain of their other most highly compensated executive officers unless certain tests are met. The Compensation Committee’s general intent is to design and administer our executive compensation programs to preserve the deductibility of compensation payments to Named Executive Officers. However, our goal of preserving the deductibility of compensation is secondary in importance to achievement of the company’s compensation objectives. We believe that the potential increased tax liability is of insufficient magnitude to warrant alteration of our current executive compensation programs, which we believe are achieving our desired compensation objectives while retaining our flexibility to exercise judgment in assessing our Named Executive Officers’ performances.

COMPENSATION COMMITTEE REPORT

This report is submitted by the Compensation Committee of the board of directors. The Compensation Committee has reviewed the Compensation Discussion and Analysis and discussed that analysis with management. Based on its review and discussion with management, the Compensation Committee has recommended to the board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement for filing with the Securities and Exchange Commission.

No portion of this Compensation Committee Report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, through any general statement incorporating by reference in its entirety the Proxy Statement in which this report appears, except to the extent that the company specifically incorporates this report or a portion of it by reference. In addition, this report shall not be considered soliciting material or deemed filed under either the Securities Act or the Exchange Act.

Respectfully submitted by the Compensation Committee,

Mary Cirillo-Goldberg
James D. Foy
John J. McDonnell, Jr. (chairperson)

EXECUTIVE COMPENSATION

Name and Principal Position	Fiscal Year	Salary	Bonus	Stock Awards(1)	Option Awards(2)	Non-Equity Incentive Plan Compensation(3)	All Other Compensation(4)	Total
Mark F. O’Neil Chairman, President and Chief Executive Officer	2012	$545,350	$0	$1,270,222	$655,910	$420,750	$8,186	$2,900,418
	2011	$522,100	$0	$1,182,282	$597,592	$907,540	$8,889	$3,218,403
	2010	$522,100	$0	$1,799,994	$760,840	$266,271	$6,657	$3,355,862
Eric D. Jacobs Executive Vice President, Chief Financial and Administrative Officer	2012	$307,083	$0	$538,207	$272,563	$166,590	$8,199	$1,292,642
	2011	$300,000	$0	$540,288	$273,208	$310,050	$9,364	$1,432,910
	2010	$300,000	$0	$544,671	$230,573	$108,000	$7,012	$1,190,256
Raj Sundaram Executive Vice President, Dealer Solutions, Sales and Marketing,	2012	$308,333	$0	$605,412	$306,633	$158,100	$8,199	$1,386,677
	2011	$300,000	$0	$540,288	$273,208	$317,700	$7,094	$1,438,290
	2010	$300,000	$0	$544,671	$230,573	$108,000	$30,602	$1,213,846
Richard McLeer Executive Vice President, Chief Information Officer and Services	2012	$295,833	$0	$538,207	$272,563	$151,800	$4,920	$1,263,323
	2011	$260,417	$0	$405,618	$204,230	$246,538	$5,746	$1,122,549
	2010	$250,000	$0	$436,064	$192,165	$82,500	$4,250	$964,979
Rick Von Pusch Senior Vice President, Sales	2012	$262,266	$0	$471,002	$238,492	$134,385	$7,254	$1,113,399
	2011	$256,100	$0	$439,788	$221,951	$218,677	$8,334	$1,144,850
	2010	$256,000	$0	$508,662	$230,573	$84,513	$6,105	$1,085,853

(1)	This column represents the aggregate grant date fair value of restricted stock unit and performance stock unit awards assuming target company performance and does not correspond to the actual value that will be recognized by the Named Executive Officers. The aggregate grant date fair values of the 2012 restricted stock unit and performance stock unit awards in the event the company achieves maximum performance are as follows: Mr. O’Neil: $1,526,138; Mr. Jacobs: $640,595; Mr. Sundaram: $720,585; Mr. McLeer: $640,595; Mr. Von Pusch: $560,605. Fair value is calculated in accordance with FASB ASC Topic 718 based on the closing price of our common stock on the date of grant. For a discussion of the assumptions and methodologies used to calculate the amounts reported, refer to Notes 2 and 14 of our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2012. Under generally accepted accounting principles, stock-based compensation expense is generally recognized over the vesting periods applicable to the awards.
(2)	This column represents the aggregate grant date fair value of stock options granted in such year calculated in accordance with FASB ASC Topic 718. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For a discussion of the assumptions and methodologies used to calculate the amounts reported, refer to Notes 2 and 14 of our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2012. See the Grants of Plan-Based Awards Table for information on options granted in 2012. These amounts reflect the grant date fair value for these awards, and do not correspond to the monetary value that may be recognized by the Named Executive Officers.
(3)	The amounts shown include awards earned under our annual incentive bonus plan in the fiscal year although such amounts are payable in the following year.

(4)	The follow table describes each component of the All Other Compensation column in the Executive Compensation Table for 2012.

ALL OTHER COMPENSATION TABLE

Executive	401(k) Match/ Contribution(1)	Total
Mark F. O’Neil	$8,186	$8,186
Eric D. Jacobs	$8,199	$8,199
Raj Sundaram	$8,199	$8,199
Richard McLeer	$4,920	$4,920
Rick Von Pusch	$7,254	$7,254

(1)	This column reports our matching contributions to the named executives’ 401(k) savings accounts.

Please see the discussions under “Components of Executive Compensation for 2012,” above, and “Employment Agreements with Named Executive Officers,” below, for a discussion of the material factors necessary to an understanding of the information disclosed in this table.

GRANTS OF PLAN-BASED AWARDS IN 2012

The following table provides information about equity and non-equity awards granted to the Named Executive Officers in 2012:

Name	Award Description		Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards(5) ($)	Grant Date Fair Value Stock and Option Awards ($)
				Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Mark F. O’Neil	Cash Incentive Bonus	(1)		$350,625	$467,500	$981,750	—	—	—	—	—	—	—
	Performance- based Stock Units	(2)	2/28/12	—	—	—	2,978	23,820	32,753	—	—	—	$678,513
	Stock Options	(3)	2/28/12	—	—	—	58,910	58,910	58,910	—	—	$27.99	$655,910
	Restricted Stock Units	(4)	2/28/12	—	—	—	—	—	—	21,140	—	—	$591,709
Eric D. Jacobs	Cash Incentive Bonus	(1)		$138,825	$185,100	$342,435	—	—	—	—	—	—	—
	Performance- based Stock Units	(2)	2/28/12	—	—	—	1,191	9,530	13,104	—	—	—	$271,462
	Stock Options	(3)	2/28/12	—	—	—	24,480	24,480	24,480	—	—	$27.99	$272,563
	Restricted Stock Units	(4)	2/28/12	—	—	—	—	—	—	9,530	—	—	$266,745
Raj Sundaram	Cash Incentive Bonus	(1)		$139,500	$186,000	$344,100	—	—	—	—	—	—	—
	Performance- based Stock Units	(2)	2/28/12	—	—	—	1,340	10,720	14,740	—	—	—	$305,359
	Stock Options	(3)	2/28/12	—	—	—	27,540	27,540	27,540	—	—	$27.99	$306,633
	Restricted Stock Units	(4)	2/28/12	—	—	—	—	—	—	10,720	—	—	$300,053
Richard McLeer	Cash Incentive Bonus	(1)		$123,750	$165,000	$280,500	—	—	—	—	—	—	—
	Performance- based Stock Units	(2)	2/28/12	—	—	—	1,191	9,530	13,104	—	—	—	$271,462
	Stock Options	(3)	2/28/12	—	—	—	24,480	24,480	24,480	—	—	$27.99	$272,563
	Restricted Stock Units	(4)	2/28/12	—	—	—	—	—	—	9,530	—	—	$266,745
Rick Von Pusch	Cash Incentive Bonus	(1)		$118,575	$158,100	$260,865	—	—	—	—	—	—	—
	Performance- based Stock Units	(2)	2/28/12	—	—	—	1,043	8,340	11,468	—	—	—	$237,565
	Stock Options	(3)	2/28/12	—	—	—	21,420	21,420	21,420	—	—	$27.99	$238,492
	Restricted Stock Units	(4)	2/28/12	—	—	—	—	—	—	8,340	—	—	$233,437

(1)	For these awards, the rows show the potential value of the payout of the annual cash incentive bonuses for 2012 performance for each Named Executive Officer if the minimum, target and maximum performance levels are achieved. The potential payout is performance-based and driven by company and individual performance. The actual amount of the annual cash incentive bonuses paid under these awards for 2012 performance is shown in the Executive Compensation Table under the “Non-Equity Incentive Plan Compensation” column.
(2)	For these awards, the rows show the potential value of the performance-based stock unit grants provided to each Named Executive Officer under our equity incentive plan for 2012 performance if the minimum, target and maximum performance levels are achieved. The potential vesting is based on the company’s achievement of certain TSR and Adjusted Net Income objectives over a three year period. For more detail on these grants, please see the Compensation Discussion and Analysis section, beginning on page 20.
(3)	For these awards, the rows show the number of stock options granted in 2012 to the Named Executive Officers pursuant to the company’s Fourth Amended and Restated 2005 Incentive Award Plan. Subject to the achievement of an adjusted EBITDA vesting condition, 25% of the shares subject to the options vest on the one year anniversary of the date of grant, and 1/36th of the remaining shares subject to the options vest each month thereafter, such that 100% of the shares subject to the options will be fully vested four years after the date of grant.
(4)	For these awards, the rows show the number of restricted stock units granted in 2012 to the Named Executive Officers pursuant to the company’s Fourth Amended and Restated 2005 Incentive Award Plan. 25% of these awards vest each year on the anniversary of the grant date, such that 100% of the awards subject to the grant will be fully vested four years after the grant date.
(5)	This column shows the exercise price for the stock options granted during 2012. All option awards granted during 2012 were granted under the company’s Fourth Amended and Restated 2005 Incentive Award Plan.

Please see the discussions under “Components of Executive Compensation for 2012”, above, and “Employment Agreements with Named Executive Officers”, below, for a discussion of the material factors necessary to an understanding of the information disclosed in this table.

OUTSTANDING EQUITY AWARDS AT 2012 FISCAL YEAR END

The following table provides information on the current holdings of equity awards by the Named Executive Officers. This table includes unexercised and unvested option awards, unvested restricted stock units, and restricted common stock or units with performance conditions that have not yet been satisfied. Each equity grant is shown separately for each Named Executive Officer. The vesting schedule for each grant is shown following this table, based on the award grant date.

						Stock Awards
	Option Awards					Grant Date	Number of Shares or Units of Stock That Have Not Vested(1) (#)	Market Value of Shares or Units of Stock That Have Not Vested(2) ($)	Equity Incentive Plan Awards Number of Unearned Shares, Units or Other Rights That Have Not Vested(3) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units of Rights That Have Not Vested(4) ($)
		Number of Securities Underlying Unexercised Options		Option Exercise Price ($)	Option Expiration Date
Name	Grant Date	Exercisable (#)	Unexercisable (#)
Mark F. O’Neil	5/3/2004	10,360		$2.80	5/3/2014	1/27/2009	20,000	$574,400
	8/18/2004	167,000		$2.80	8/18/2014	3/2/2010	26,174	$751,717
	5/26/2005	125,000		$12.92	5/26/2015	2/24/2011	22,057	$633,477
	1/27/2006	90,000		$20.68	1/26/2016	2/28/2012	21,140	$607,141
	2/6/2007	40,000		$28.73	2/5/2017	3/9/2010			58,550	$1,681,556
	8/8/2007	10,000		$38.98	8/7/2014	2/24/2011			29,410	$844,655
	1/24/2008	100,000		$24.50	1/23/2015	2/28/2012			23,820	$684,110
	1/27/2009	176,250	3,750	$11.76	1/26/2016
	3/2/2010	82,940	37,700	$15.13	3/1/2017
	2/24/2011	34,470	40,730	$19.65	2/23/2018
	2/28/2012		58,910	$27.99	2/27/2019
Eric D. Jacobs	8/18/2004	10,000		$2.80	8/18/2014	1/27/2009	7,500	$215,400
	5/26/2005	50,000		$12.92	5/26/2015	3/2/2010	8,920	$256,182
	1/27/2006	20,000		$20.68	1/26/2016	2/24/2011	10,080	$289,498
	2/6/2007	9,000		$28.73	2/5/2017	2/28/2012	9,530	$273,702
	8/8/2007	5,000		$38.98	8/7/2014	3/9/2010			15,960	$458,371
	1/24/2008	45,000		$24.50	1/23/2015	2/24/2011			13,440	$385,997
	1/27/2009	63,645	1,355	$11.76	1/26/2016	2/28/2012			9,530	$273,702
	3/2/2010	25,135	11,425	$15.13	3/1/2017
	2/24/2011	15,765	18,615	$19.65	2/23/2018
	2/28/2012		24,480	$27.99	2/27/2019
Raj Sundaram	5/26/2005	25,000		$12.92	5/26/2015	1/27/2009	7,500	$215,400
	1/27/2006	10,000		$20.68	1/26/2016	3/2/2010	8,920	$256,182
	11/2/2006	20,000		$25.39	11/2/2016	2/24/2011	10,080	$289,498
	2/6/2007	9,000		$28.73	2/5/2017	2/28/2012	10,720	$307,878
	8/8/2007	5,000		$38.98	8/7/2014	3/9/2010			15,960	$458,371
	1/24/2008	40,000		$24.50	1/23/2015	2/24/2011			13,440	$385,997
	1/27/2009	33,428	1,563	$11.76	1/26/2016	2/28/2012			10,720	$307,878
	3/2/2010	25,135	11,425	$15.13	3/1/2017
	2/24/2011	15,765	18,615	$19.65	2/23/2018
	2/28/2012		27,540	$27.99	2/27/2019
Richard McLeer	1/27/2006	8,000		$20.68	1/26/2016	1/27/2009	6,250	$179,500
	2/6/2007	6,000		$28.73	2/5/2017	3/2/2010	7,140	$205,061
	8/8/2007	5,000		$38.98	8/7/2014	2/24/2011	7,567	$217,324
	1/24/2008	27,000		$24.50	1/23/2015	2/28/2012	9,530	$273,702
	1/27/2009	55,645	1,355	$11.76	1/26/2016	3/9/2010			12,780	$367,042
	3/2/2010	20,948	9,522	$15.13	3/1/2017	2/24/2011			10,090	$289,785
	2/24/2011	11,785	13,915	$19.65	2/23/2018	2/28/2012			9,530	$273,702
	2/28/2012		24,480	$27.99	2/27/2019
Rick Von Pusch	11/2/2006	20,000		$25.39	11/1/2016	1/27/2009	7,500	$215,400
	2/6/2007	8,000		$28.73	2/5/2017	3/2/2010	7,730	$222,006
	8/8/2007	5,000		$38.98	8/7/2014	2/24/2011	8,205	$235,648
	1/24/2008	40,000		$24.50	1/23/2015	2/28/2012	8,340	$239,525
	1/27/2009	73,437	1,563	$11.76	1/26/2016	3/9/2010			15,960	$458,371
	3/2/2010	25,135	11,425	$15.13	3/1/2017	2/24/2011			10,940	$314,197
	2/24/2011	12,803	15,127	$19.65	2/23/2018	2/28/2012			8,340	$239,525
	2/28/2012		21,420	$27.99	2/27/2019

(1)	These awards vest in four equal annual installments from date of grant.
(2)	The market value is based on the closing price of our common stock as of December 31, 2012, which was $28.72.
(3)	These are performance-based stock unit awards. The number of shares set forth represents the number that would be received by the executive if the company achieves its target performance level. Each March 9, 2010 grant relates to 2010 adjusted net income and our stock’s performance during the three year period ending December 31, 2012, and will vest on or about January 31, 2013, provided that the executive officer remains employed on such date. Each February 24, 2011 grant relates equally to our 2011 adjusted net income and our stock’s performance during the three year period ending December 31, 2013, and will vest on or about January 31, 2014, provided that the executive officer remains employed on such date. Each February 28, 2012 grant relates to our 2012 adjusted net income and our stock’s performance during the three year period ending December 31, 2014, and will vest on or about January 31, 2015, provided that the executive officer remains employed on such date. See page 25 — “Long-Term Equity Incentive Program”.
(4)	The market value is based on the closing price of our common stock as of December 31, 2012, which was $28.72, without taking any discounts and assuming target level payouts on 2012 performance stock units.
Option Vesting Schedule

Because any previously applicable EBITDA vesting condition has been satisfied, the vesting schedule for stock options is 25% of the shares subject to the option vest on the one year anniversary of the date of grant, and 1/36th of the remaining shares subject to the option vest each month thereafter, such that 100% of the shares subject to the option will be fully vested four years after the date of grant.

OPTION EXERCISES AND STOCK VESTED IN FISCAL 2012

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)		Value Realized Upon Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized Upon Vesting ($)
Mark F. O’Neil	179,593	(1)	$4,872,246	40,441	(5)	$1,152,910
Eric D. Jacobs	49,000	(2)	$1,322,869	15,320	(6)	$436,510
Raj Sundaram	27,131	(3)	$494,869	15,320	(7)	$436,510
Richard McLeer	16,973	(4)	$358,394	12,343	(8)	$351,511
Rick Von Pusch	—		$0	14,100	(9)	$401,139

1.	Mr. O’Neil exercised 30,000 stock options on March 26, 2012; 30,000 stock options on March 27, 2012; 29,593 stock options on March 28, 2012; 30,000 stock options on June 26, 2012; 30,000 stock options on June 27, 2012; 3,100 stock options on June 28, 2012; and 26,900 stock options on June 29, 2012. The exercise price for each of these options was $2.80 and the price of the stock when the options were exercised was $31.08, $30.99, $29.91, $29.17, $29.36, $29.07 and $29.07, respectively.
2.	Mr. Jacobs exercised 26,000 stock options on February 21, 2012; 13,000 stock options on February 22, 2012; and 10,000 stock options on December 31, 2012. The exercise price for each of these options was $2.80 and the price of the stock when the options were exercised was $31.12, $28.25 and $28.36, respectively.
3.	Mr. Sundaram exercised 10,000 stock options on February 2, 2012; 15,000 stock options on June 29, 2012, and 2,131 on August 8, 2012. The exercise price for each of these options was $11.76 and the price of the stock when the options were exercised was $30.00.
4.	On February 21, 2012, Mr. McLeer exercised 3,973 stock options with an exercise price of $2.80; 5,000 stock options with an exercise price of $12.92; and 8,000 stock options with an exercise price of $11.76. The price of the stock when the options were exercised was $31.12.
5.	Includes shares that vested upon the lapse of vesting restrictions on RSU’s: 20,000 RSU’s vested on January 27, 2012; 7,353 RSU’s vested on February 24, 2012; and 13,088 RSU’s vested on March 2, 2012.
6.	Includes shares that vested upon the lapse of vesting restrictions on RSU’s: 7,500 RSU’s vested on January 27, 2012; 3,360 RSU’s vested on February 24, 2012; and 4,460 RSU’s vested on March 2, 2012.
7.	Includes shares that vested upon the lapse of vesting restrictions on RSU’s: 7,500 RSU’s vested on January 27, 2012; 3,360 RSU’s vested on February 24, 2012; and 4,460 RSU’s vested on March 2, 2012.
8.	Includes shares that vested upon the lapse of vesting restrictions on RSU’s: 6,250 RSU’s vested on January 27, 2012; 2,523 RSU’s vested on February 24, 2012; and 3,570 RSU’s vested on March 2, 2012.
9.	Includes shares that vested upon the lapse of vesting restrictions on RSU’s: 7,500 RSU’s vested on January 27, 2012; 2,735 RSU’s vested on February 24, 2012; and 3,865 RSU’s vested on March 2, 2012.

NONQUALIFIED DEFERRED COMPENSATION

We have a deferred compensation plan that allows the executive officers to defer up to 100% of annual bonus earnings by investing it in deferred stock units based on the fair market value of the common stock on the date the bonuses would otherwise be paid. None of our Named Executive Officers elected to defer any portion of their 2010, 2011 or 2012 bonuses.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The tables set forth below describe and quantify certain compensation that would become payable under existing plans and arrangements if the Named Executive Officer’s employment had terminated on December 31, 2012, based on our closing stock price on that date. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be different. Factors that could affect these amounts include the timing during the year of any such event and our stock price. None of our Named Executive Officers are entitled to any compensation in the event of a voluntary termination without good reason or an involuntary termination for cause. In the event of a payment of cash severance benefits upon termination, such payment will occur on the sixtieth day following the date of termination. The values of equity awards are calculated based on the closing stock price of $28.72 (the closing price of our stock on December 31, 2012, the assumed termination date).

Executive	Base Salary(4)	Short-Term Incentives(5)	Performance Shares(6)	Stock Options(7)	Restricted Stock(8)	Health Care(9)	280G Tax Gross-Up	Total
Mark F. O’Neil
— Involuntary or Good Reason Termination(1)	$550,000	$0	$0	$947,509	$2,052,044	$14,816	$0	$3,564,369
— Death or Disability(2)	$550,000	$0	$2,472,696	$0	$0	$14,816	$0	$3,037,512
— Change in Control(3)	$1,100,000	$0	$2,903,922	$988,368	$2,566,735	$14,816	$0	$7,573,841
Eric D. Jacobs
— Involuntary or Good Reason Termination(1)	$308,500	$0	$0	$346,981	$801,432	$14,816	$0	$1,471,729
— Death or Disability(2)	$308,500	$0	$806,936	$0	$0	$14,816	$0	$1,130,252
— Change in Control(3)	$617,000	$0	$1,054,018	$364,955	$1,034,782	$14,816	$0	$3,085,571
Raj Sundaram
— Involuntary or Good Reason Termination(1)	$310,000	$0	$0	$352,091	$818,520	$14,816	$0	$1,495,427
— Death or Disability(2)	$310,000	$0	$818,329	$0	$0	$14,816	$0	$1,143,145
— Change in Control(3)	$620,000	$0	$1,088,195	$370,716	$1,068,958	$14,816	$0	$3,162,685
Richard McLeer
— Involuntary or Good Reason Termination(1)	$300,000	$0	$0	$281,719	$666,333	$14,816	$0	$1,262,868
— Death or Disability(2)	$300,000	$0	$651,465	$0	$0	$14,816	$0	$966,281
— Change in Control(3)	$600,000	$0	$876,826	$296,464	$875,587	$14,816	$0	$2,663,693
Rick Von Pusch
— Involuntary or Good Reason Termination(1)	$263,500	$0	$0	$319,540	$714,266	$0	$0	$1,297,306
— Death or Disability(2)	$263,500	$0	$747,677	$0	$0	$0	$0	$1,011,177
— Change in Control(3)	$527,000	$0	$939,066	$334,613	$912,578	$0	$0	$2,713,257

(1)	Represents incremental compensation associated with an involuntary termination by the company without cause or a voluntary termination by the executive with Good Reason.
(2)	Represents incremental compensation associated with a termination due to death or disability on December 31, 2012.
(3)	Represents incremental compensation associated with a termination in connection with a change in control on December 31, 2012.
(4)	Represents twelve months of base salary calculated based on the salary in effect on the date of termination if terminated without cause, death or disability, or by executive for good reason. If termination is without cause or by executive for good reason within 12 months of a change in control, executive will receive 24 months of base salary. Severance will cease if the executive violates the non-compete provision of his or her employment agreement.
(5)	Named Executive Officers are entitled to receive a pro-rata bonus payment calculated based on the number of days during the fiscal year through the date of termination, applied to executive’s bonus for the year. The pro rata bonus is payable at the time that the company pays bonuses for such fiscal year to its other employees, but in no event later than seventy-five days following the last day of the calendar year. This bonus payment is not considered an incremental termination-related payment.

(6)	The Death or Disability amounts represent accelerated vesting of a pro-rata portion of the performance shares awarded in August 2006 for the Named Executive Officers other than Mr. Von Pusch, who received his performance share award in November 2006. The Change of Control amounts represent the intrinsic value of the full vesting of the performance shares.
(7)	Named Executive Officers are eligible for acceleration of the vesting of certain of such officer’s outstanding stock options upon termination under certain circumstances, including involuntary termination or resignation for good reason or a change of control.
(8)	The Involuntary or Good Reason Termination amounts represent two years acceleration of the vesting of the Named Executive Officer’s restricted common stock units. The Change of Control amounts represent the intrinsic value of all restricted common stock units that would vest due to a termination in connection with a change in control.
(9)	Represents the reimbursement of premiums otherwise payable by executive pursuant to COBRA for a period of twelve months.

EMPLOYMENT AGREEMENTS WITH NAMED EXECUTIVE OFFICERS

Each of our Named Executive Officers has entered into a written employment agreement with us or one of our subsidiaries that governs the terms and conditions of their employment. Each employment agreement with respect to the Named Executive Officers provides:

•	The initial term of employment for each of Mr. O’Neil, Mr. Jacobs, Mr. Sundaram, Mr. Von Pusch and Mr. McLeer ended on August 8, 2008 and was automatically renewed for successive one-year periods according to its terms. Each agreement will continue automatically to be extended for additional one-year periods unless either party notifies the other of non-extension at least 60 days prior to the end of a term.
•	The annual base salary for 2013 and 2012 for each of the Named Executive Officers is as follows:

	2013	2012
Mark F. O’Neil	$600,000	$550,000
Eric D. Jacobs	$325,000	$308,500
Raj Sundaram	$325,000	$310,000
Rick Von Pusch	$263,500	$263,500
Richard McLeer	$318,000	$300,000
•	Each Named Executive Officer is eligible to receive an annual performance-based cash bonus. Each year, the amount of such bonus, if any, is determined based upon our performance relative to certain performance benchmark targets as described above under “Annual Incentive Bonus.”
•	Each Named Executive Officer is prohibited from competing with us or soliciting our employees or customers during the term of his employment and for a period of two years thereafter, and from disclosing our confidential or proprietary information indefinitely.
•	In the event that a Named Executive Officer’s employment is terminated by us without “cause,” death or disability, or by the executive for “good reason,” the Named Executive Officer will be entitled to be reimbursed for COBRA payments for a period of one year following termination and to be paid an amount equal to his base salary for a period of one year, however, if the termination is following a change in control, he will be paid an amount equal to his base salary for a period of two years. Additionally, the Named Executive Officer shall be entitled to receive a pro rata annual bonus based on the percentage of the year worked through the date of termination. Notwithstanding the foregoing, in no event will any Named Executive Officer be entitled to receive any such payment or benefits after he or she violates any non-compete, non-disclosure or non-solicit covenant. “Cause” means any of the following: (i) the executive officer’s conviction for a felony, commission of fraud or embezzlement upon us; (ii) the executive officer’s commission of any willful act intended to injure our reputation, business, or business relationships; (iii) the refusal or failure to perform his duties with us in a competent and professional manner (in certain cases, with a cure period of ten business days); or (iv) the refusal or failure of the executive officer to comply with any of his material obligations under his employment agreement (in certain cases, with a cure period of ten business days). “Good reason” means any of the following: (i) a material breach by us of an executive officer’s employment agreement or in connection with our stock incentive plans (which has not been cured within the allotted time); (ii) a material reduction of an executive officer’s title or duties or the assignment to the officer of any duties materially inconsistent with his then current position; (iii) any material reduction in the executive officer’s salary or benefits; (iv) the failure of any successor entity to assume the terms of the executive officer’s employment agreement upon a “change of control”; or (v) relocation of the officer’s location a distance of at over fifty miles; or (vi) if we do not renew the executive officer’s employment agreement upon its expiration.
•	In the event that a Named Executive Officer’s employment is terminated by us without “cause” or by the executive for “good reason,” the Named Executive Officer shall be credited with twenty-four months of accelerated vesting with respect to any options or other equity-based awards granted under the 2001 Stock Option Plan or the Amended and Restated 2005 Incentive Award Plan. Upon a “change of control,” the Named Executive Officer shall automatically be credited with thirty-six months of accelerated vesting with respect to any options or other equity-based awards granted under the 2001 Stock Option Plan or the Amended and Restated 2005 Incentive Award Plan. Further, in the event that, within twelve months following a change of control, a Named Executive Officer’s employment is terminated or his position is eliminated or he experiences a material negative change in his compensation or responsibilities or he is required to be based at a location more than 50 miles from his current work location, any remaining unvested options or other equity-based awards granted under the 2001 Stock Option Plan or the Amended and Restated 2005 Incentive Award Plan shall become fully vested. “Change of control” means any of the following: (i) certain transactions or series of transactions in which a third party directly or indirectly acquires more than 50% of the total combined voting power of our securities (other than through registered public offerings, employee benefit plans and transactions with affiliates); (ii) over a two year period, our directors who were nominated by our stockholders or elected by our board of directors cease to constitute a majority of our board of directors; (iii) a merger, consolidation, reorganization, business combination, sale or other disposition of all or substantially all of our assets or the acquisition of assets or stock of another entity, in which our voting securities outstanding immediately before the transaction cease to represent at least a majority of the combined voting power of the successor entity’s outstanding voting securities immediately after the transaction, or after which a person or group beneficially owns voting securities representing 50% or more of the combined voting power of the successor entity; provided, however, that no person or group shall be deemed to beneficially own 50% or more of combined voting power of the successor entity solely as a result of the voting power held in us prior to the consummation of the transaction; or (iv) our stockholder’s approval of a liquidation or dissolution. In the case of those Named Executive Officers who have entered into employment agreements with one of our subsidiaries rather than with the parent company, “change of control” also means the occurrence of any of the above with respect to such subsidiary.
•	Each Named Executive Officer is entitled to a “gross-up payment” that, on an after-tax basis, is equal to the taxes imposed on the severance payment under the Named Executive Officer’s employment agreement and any other benefits in the event any payment or benefit to the Named Executive Officer is considered an “excess parachute payment” and subject to an excise tax imposed by Section 4999 of the Internal Revenue Code. In 2010, the Compensation Committee approved a change for all future executives providing that such executives would not receive this tax gross-up payment.
•	Mr. Sundaram’s employment agreement contains a separate Unfair Competition and Nonsolicitation Agreement in which he agreed not to solicit from or compete with our ALG business for a period of ten years from May 25, 2005. On October 1, 2011 we sold our ALG business to a third party.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During the fiscal year ended December 31, 2012, Ms. Cirillo-Goldberg and Messrs. Foy and McDonnell were members of our Compensation Committee and none of our executive officers served as: (i) a member of the Compensation Committee (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on our Compensation Committee; (ii) a director of another entity, one of whose executive officers served on our Compensation Committee; or (iii) a member of the Compensation Committee (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as a director on our board of directors. No member of our Compensation Committee has ever been an employee of Dealertrack.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Based on our review of information on file with the SEC and our stock records, the following table provides certain information about beneficial ownership of our common stock as of April 15, 2013 for: (i) each person (or group of affiliated persons) which is known by us to own beneficially more than 5% of our common stock, (ii) each of our directors, (iii) each Named Executive Officer and (iv) all directors and current executive officers as a group. Unless otherwise indicated, the address for those listed below is c/o Dealertrack Technologies, Inc., 1111 Marcus Ave., Suite M04, Lake Success, NY 11042. Except as indicated by footnote, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

Shares	Number of Shares Beneficially Owned	Percent Owned
Mark F. O’Neil(1)	1,326,416	2.98%
Eric D. Jacobs(2)	324,741	*
Raj Sundaram(3)	349,718	*
Rick Von Pusch(4)	297,725	*
Richard McLeer(5)	230,915	*
James Foy(6)	62,968	*
Mary Cirillo-Goldberg(7)	100,157	*
Ann B. Lane(8)	68,408	*
John J. McDonnell, Jr.(9)	47,407	*
Joe Payne	0	*
James David Power III(10)	103,980	*
Howard L. Tischler(11)	85,408	*
Barry Zwarenstein(12)	71,058	*
All current directors and current executive officers as a group (15 persons)(13)	3,260,788	7.13%
Kornitzer Capital Management, Inc.(14)	3,164,103	7.28%
BlackRock Inc.(15)	3,139,738	7.22%
The Bank of New York Mellon Corporation(16)	2,732,739	6.28%
The Vanguard Group, Inc.(17)	2,569,479	5.91%
AllianceBernstein LP(18)	2,482,840	5.71%
JP Morgan Chase & Co.(19)	2,389,631	5.49%
Wasatch Advisors, Inc.(20)	2,227,560	5.12%

*	Indicates less than 1%
(1)	Includes 978,970 shares which Mr. O’Neil has the right to acquire within 60 days after April 15, 2013 upon the exercise of stock options. Also includes 48,696 restricted stock units and 76,297 performance stock units, as well as (i) 583 shares held by Monique O’Neil, Mr. O’Neil’s wife; (ii) 21,959 shares held by The Monique O’Neil 2008 Qualified Grantor Retained Annuity Trust; (iii) 13,166 shares held by The Monique O’Neil 2009 Qualified Grantor Retained Annuity Trust and (iv) 4,875 shares held by the 2005 Monique O’Neil Qualified Grantor Retained Annuity Trust. Ms. O’Neil is the trustee of each of these trusts.

(2)	Includes 270,502 shares which Mr. Jacobs has the right to acquire within 60 days after April 15, 2013 upon the exercise of stock options. Also includes 21,142 restricted stock units and 33,097 performance stock units.
(3)	Includes 241,858 shares which Mr. Sundaram has the right to acquire within 60 days after April 15, 2013 upon the exercise of stock options. Also includes 22,314 restricted stock units and 35,412 performance stock units.
(4)	Includes 238,620 shares which Mr. Von Pusch has the right to acquire within 60 days after April 15, 2013 upon the exercise of stock options. Also includes 16,393 restricted stock units and 24,906 performance stock units.
(5)	Includes 174,782 shares which Mr. McLeer has the right to acquire within 60 days after April 15, 2013 upon the exercise of stock options. Also includes 18,576 restricted stock units and 29,747 performance stock units.
(6)	Includes 30,000 shares which Mr. Foy has the right to acquire within 60 days after April 15, 2013 upon the exercise of stock options and 4,582 restricted stock units.
(7)	Includes 50,000 shares which Ms. Cirillo-Goldberg has the right to acquire within 60 days after April 15, 2013 upon the exercise of stock options and 4,582 restricted stock units.
(8)	Includes 30,000 shares which Ms. Lane has the right to acquire within 60 days after April 15, 2013 upon the exercise of stock options and 4,582 restricted stock units.
(9)	Includes 4,582 restricted stock units.
(10)	Includes 50,000 shares which Mr. Power has the right to acquire within 60 days after April 15, 2013 upon the exercise of stock options and 4,582 restricted stock units.
(11)	Includes 40,000 shares which Mr. Tischler has the right to acquire within 60 days after April 15, 2013 upon the exercise of stock options and 4,582 restricted stock units.
(12)	Includes 30,000 shares which Mr. Zwarenstein has the right to acquire within 60 days after April 15, 2013 upon the exercise of stock options and 4,582 restricted stock units.
(13)	Includes 2,235,119 shares which this group has the right to acquire within 60 days after April 15, 2013 upon the exercise of stock options, 186,065 restricted stock units and 229,583 performance stock units.
(14)	The shares shown as beneficially owned by Kornitzer Capital Management, Inc. and related entities were reported in its Schedule 13G/A filed with the SEC on January 24, 2013. Its address is 5420 West 61st Place, Shawnee Mission, KS 66205.
(15)	The shares shown as beneficially owned by BlackRock, Inc. and related entities were reported in its Schedule 13G/A filed with the SEC on February 8, 2013. Its address is 40 East 52nd Street, New York, NY 10022.
(16)	The shares shown as beneficially owned by The Bank of New York Mellon Corporation and related entities were reported in its Schedule 13G/A filed with the SEC on February 4, 2013. Its address is C/O The Bank of New York Mellon Corporation, One Wall Street, 31st Floor, New York, NY 10286.
(17)	The shares shown as beneficially owned by The Vanguard Group, Inc. were reported in its Schedule 13G/A filed with the SEC on February 11, 2013. Its address is 100 Vanguard Blvd., Malvern, PA 19355.
(18)	The shares shown as beneficially owned by AllianceBernstein LP were reported in its Schedule 13G/A filed with the SEC on February 12, 2013. Its address is 1345 Avenue of the Americas, New York, NY 10105.
(19)	The shares shown as beneficially owned by JP Morgan Chase & Co. were reported in its Schedule 13G filed with the SEC on January 22, 2013. Its address is 270 Park Avenue, New York, NY 10017.
(20)	The shares shown as beneficially owned by Wasatch Advisors, Inc. and related entities were reported in its Schedule 13G/A filed with the SEC on February 14, 2013. Its address is 150 Social Hall Avenue, Salt Lake City, UT 84111.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, directors and persons who beneficially own more than 10% of either class of our common stock to file reports of ownership and changes of ownership with the SEC and to furnish us with copies of the reports they file. Based solely on our review of the reports received by us, or written representations from certain reporting persons, we believe that during the period from January 1, 2012 through December 31, 2012 all reports were timely filed, except for Form 4 filing to report the sale of stock by Mr. Von Pusch on February 29, 2012.

CERTAIN RELATIONSHIPS AND TRANSACTIONS

In accordance with its written charter, the Audit Committee, which is comprised solely of independent directors, is responsible for reviewing all related party transactions for potential conflict of interest situations on an ongoing basis. The approval of the Audit Committee is required for all such transactions. The term “related party transactions” refers to transactions required to be disclosed in our filings with the SEC pursuant to Item 404 of Regulation S-K.

MISCELLANEOUS

SOLICITATION OF PROXIES

We will bear the entire cost of this solicitation of proxies, including the preparation, assembly, printing, and mailing of this Proxy Statement and any additional solicitation material that we may provide to stockholders. Copies of solicitation material will be provided to brokerage firms, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward the solicitation material to such beneficial owners. In addition, we have retained Georgeson Inc. to act as a proxy solicitor in conjunction with the meeting. We have agreed to pay that firm $7,500 plus reasonable out of pocket expenses, for proxy solicitation services. The original solicitation of proxies by mail may be supplemented by solicitation by telephone, telegram and other means by our directors, officers and employees. No additional compensation will be paid to these individuals for any such services.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS FOR OUR 2014 ANNUAL MEETING

If you want to make a proposal for consideration at next year’s annual meeting and have it included in our proxy materials under Rule 14a-8 of the Securities Exchange Act of 1934, we must receive your proposal by January 1, 2014 and the proposal must comply with the rules of the SEC.

We have an advance notice provision in our bylaws for stockholder business or nominations to be presented at meetings of our stockholders. If you want to make a proposal for stockholder business at next year’s annual meeting, or if you wish to nominate a person for election as a director, we must receive notice of your proposal or nomination not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting in accordance with our bylaws. However, in the event that the date of next year’s annual meeting is more than 30 days before or more than 70 days after the first anniversary date of the preceding year’s annual meeting, you must deliver that notice not earlier than the close of business on the 120th day prior to next year’s annual meeting and not later than the close of business on the later of the 90th day prior to next year’s annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by us. In the event that the number of directors to be elected to our board of directors at next year’s annual meeting is increased and there is no public announcement by us naming the nominees for the additional directorships at least 100 days’ prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice with respect to nominees for the additional directorships must be delivered not later than the close of business on the 10th day following the day on which we publicly announce the nominees for the additional directorships.

If we do not receive your proposal by the appropriate deadline, then it may not be brought before the 2014 annual meeting.

Proposals should be addressed to the Secretary, Dealertrack Technologies, Inc., 1111 Marcus Ave., Suite M04, Lake Success, NY 11042.

ANNUAL REPORT

Our Annual Report for the year ended December 31, 2012 has been mailed to our stockholders of record and is not part of this Proxy Statement.

Upon written request of any person solicited, our Annual Report on Form 10-K for the year ended December 31, 2012 as filed with the SEC may be obtained, without charge, by writing to Investor Relations, Dealertrack Technologies, Inc., 1111 Marcus Ave., Suite M04, Lake Success, NY 11042.

THE BOARD OF DIRECTORS
DEALERTRACK TECHNOLOGIES, INC.

Gary N. Papilsky
Secretary

Lake Success, New York
April 30, 2013